Form 10-K, Exhibit 13
period 1995-12-31
VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP
filed 1996-04-01
CIK 829374

EXHIBIT 13.1


                   VICTORY TAX EXEMPT REALTY INCOME FUND L.P.

                               1995 ANNUAL REPORT


Victory Tax Exempt Realty Income Fund Limited Partnership was formed in 1989 to acquire a $15,515,000 Mortgage Revenue Bond issued by the city of Fresno, California. Securing the Bond is a first mortgage on Camelot Lakes Apartments, a 476-unit complex owned by an unaffiliated management corporation. The complex consists of 64 buildings situated on 30 acres and includes a swimming pool, tennis court and covered parking.


  Administrative Inquiries               Performance Inquiries/Form 10-Ks
  Address Changes/Transfers              First Data Investor Services Group
  Service Data Corporation               P.O. Box 1527
  2424 South 130th Circle                Boston, Massachusetts 02104-1527
  Omaha, Nebraska 68144-2596             Attn:  Financial Communications
  800-223-3464 (select option 1)         800-223-3464 (select option 2)




                                   Contents

                         1   Message to Investors
                         3   Financial Statements
                         6   Notes to Financial Statements
                        12   Report of Independent Auditors



Presented for your review is the 1995 Annual Report for Victory Tax Exempt Realty Income Fund Limited Partnership (the "Partnership"). This report includes a discussion of the Partnership's operations and audited financial statements for the year ended December 31, 1995. The Partnership's primary asset is a $15,515,000 tax-exempt Mortgage Revenue Bond (the "Bond") that is secured by a first mortgage on Camelot Lakes Apartments (the "Property"), in Fresno, California.

Overview

Although operating conditions for multifamily housing nationwide improved in 1995, real estate continues to experience significant regional fluctuations in demand. The Fresno, California market experienced little growth in 1995 due to persistent sluggishness in the local economy. As a result, overall occupancy levels and rental rates were stagnant for multifamily properties in the city. Moreover, the use of concession packages, including reduced rental rates and rent-free periods, remains necessary to attract and retain tenants. Conditions are particularly competitive in the southeastern section of the city, where the Property is located, as the area is faced with an oversupply of apartment units. Further, the shifting demographics of the neighborhood have encouraged an increasing number of higher income residents to relocate to the northern section of Fresno, causing a decline in demand from higher paying tenants in the southeastern section of the city. Although the Property is performing better than its competition, it has not been immune to the challenges of the immediate market.

In an effort to offset these unfavorable operating conditions and improve the Property's performance, the Property's management company, ConAm Management Corporation ("ConAm"), implemented strategies during 1995 aimed at increasing the number of long-term, creditworthy tenants. A community outreach program was initiated in 1995 to search proactively for tenants. ConAm also instituted a more rigid screening process to help identify prospective tenants who are most likely to remain at the Property on a long-term basis. Furthermore, ConAm hired additional personnel to give the Property a heightened sense of security for its tenants. These strategies, combined with the capital improvements completed in late 1994 to improve the aesthetic appeal and security of the Property, were moderately successful and the occupancy level increased to 89% as of December 31, 1995, from 83% as of December 31, 1994. As a result, the Property's owner, ConCam Associates ("ConCam"), an affiliate of ConAm, was able to meet its required 1995 debt service payments to the Partnership at the minimum interest pay rate of 6.5%. However, commencing February 1, 1996, the minimum interest pay rate increased to 7.0% pursuant to the terms of the 1994 restructuring. Although the February 1 payment was made at the 7.0% rate, a portion of it was made from ConCam's cash reserves. Given the difficulties confronting multifamily property owners in Fresno, ConCam indicated that it was unlikely that the Property's operations could support debt service payments at the increased rate during 1996. Consequently, on March 1, 1996, ConCam provided debt service at a 5.0% annualized rate on the Bond. In view of these circumstances, the General Partner is currently engaged in discussions with ConCam to negotiate a modification of the Forbearance Agreement. We will closely monitor the situation and will keep you apprised of developments in future investor reports.

Cash Distributions

For the year ended December 31, 1995, limited partners received cash distributions totalling $500 per $10,000 investment, including a fourth quarter distribution of $126 per $10,000 investment paid on February 14, 1996. Due to the tax-exempt status of the Bond and short-term money market investments, approximately 97% of the Partnership's income for 1995 was tax-exempt. Cumulative distributions to date total $4,322 per $10,000 investment. Approximately 77% of these distributions were funded from operating cash flow, with the remaining 23% funded from the Partnership's cash reserves.

Depending on the outcome of negotiations with ConCam, it may be necessary to reduce the level of cash distributions during 1996.


  Quarterly Cash Distributions Per $10 Limited Partnership Unit
  (Based on 2,140,000 BACs outstanding)

                 First       Second       Third      Fourth
               Quarter      Quarter     Quarter     Quarter       Total
  ---------------------------------------------------------------------
  1994        $ 0.1230     $ 0.1250    $ 0.1260    $ 0.1260    $ 0.5000

  1995        $ 0.1230     $ 0.1250    $ 0.1260    $ 0.1260    $ 0.5000
  ---------------------------------------------------------------------

Financial Highlights

The following chart highlights the performance of the Partnership for the year ended December 31 of the indicated years.

                                                    1995              1994
   -----------------------------------------------------------------------
   Interest received on the Bond             $ 1,002,015         $ 833,850
   Other interest                                 27,886            29,291
   Cash provided by operating activities         958,206           729,103
   -----------------------------------------------------------------------

    * Interest received on the Bond and cash provided by operating activities increased primarily due to the January 1994 default on debt service by Camelot Lakes Associates. Additionally, the minimum interest pay rate increased to 6.5% on February 1, 1995, from the previous rate of 6.0% which became effective with the restructuring on February 1, 1994. Pursuant to the Forbearance Agreement, the minimum interest pay rate increased to 7.0% on February 1, 1996.

   * Other interest declined slightly due to lower average cash balances maintained by the Partnership.


Summary

Although the improvement in operations since the restructuring is encouraging, the economic and demographic difficulties in the Fresno market continue to affect ConAm's efforts to increase the Property's revenues. Consequently, the Property's performance to date has not met our initial expectations.
Given the relatively high prevailing vacancy rate citywide, we must underscore the uncertainty regarding ConCam's ability to fund future debt service payments at the higher interest pay rate. The continuation of cash distributions at the current level ultimately depends on ConCam's capacity to meet its debt service payments to the Partnership. We will keep you informed of developments in future reports.

Very truly yours,

CA Victory Inc. General Partner

s/Paul L. Abbott/

Paul L. Abbott President

March 29, 1996




Balance Sheets
December 31, 1995 and 1994

Assets                                                 1995             1994

Investment in mortgage revenue bond,
   working capital loan, and capital
   improvements loan                           $ 13,222,356     $ 14,181,213
Cash and cash equivalents                           679,620          802,222
Mortgage acquisition fees, net of
   accumulated amortization of $285,809
   and $243,009 in 1995 and 1994, respectively      142,191          184,991
                                               ____________     ____________
    Total Assets                               $ 14,044,167     $ 15,168,426
                                               ============     ============

Liabilities and Partners' Capital

Liabilities:
  Accounts payable                             $     26,187     $     26,093
  Due to affiliates                                   6,500           19,900
  Distributions payable                             272,423          272,423
                                               ------------     ------------
    Total Liabilities                               305,110          318,416
                                               ============     ============
Partners' Capital (Deficit):
  General Partner                                   (58,613)         (47,504)
  BAC Holders (2,140,000 BACS outstanding)       13,797,670       14,897,514
                                               ------------     ------------
    Total Partners' Capital                      13,739,057       14,850,010
                                               ------------     ------------
    Total Liabilities and Partners' Capital    $ 14,044,167     $ 15,168,426
                                               ============     ============


Statements of Partners' Capital (Deficit)
For the years ended December 31, 1995, 1994 and 1993

                                         General             BAC
                                         Partner         Holders          Total

Balance at December 31, 1992         $   (31,084)   $ 16,523,082   $ 16,491,998
Net income                                 4,413         436,884        441,297
Cash distributions to partners           (12,141)     (1,201,918)    (1,214,059)
                                     -----------    ------------   ------------
Balance at December 31, 1993             (38,812)     15,758,048     15,719,236
Net income                                 2,116         209,466        211,582
Cash distributions to partners           (10,808)     (1,070,000)    (1,080,808)
                                     -----------    ------------   ------------
Balance at December 31, 1994             (47,504)     14,897,514     14,850,010
Net loss                                    (301)        (29,844)       (30,145)
Cash distributions to partners           (10,808)     (1,070,000)    (1,080,808)
                                     -----------    ------------   ------------
Balance at December 31, 1995         $   (58,613)   $ 13,797,670   $ 13,739,057
                                     ===========    ============   ============



Statements of Operations
For the years ended December 31, 1995, 1994 and 1993

Revenue                                     1995            1994           1993

Share of earnings from investment
   in mortgage revenue bond          $    43,158    $    377,211   $    527,857
Other interest                            27,886          29,291         32,479
Interest on working capital loan               0               0         53,025
Other income                                   0               0         18,350
                                     -----------    ------------   ------------
    Total Revenue                         71,044         406,502        631,711

Expenses

General and administrative                58,389         141,900        115,894
Amortization of mortgage costs            42,800          42,800         42,800
Amortization of organization costs             0          10,220         31,720
                                     -----------    ------------   ------------
    Total Expenses                       101,189         194,920        190,414
                                     -----------    ------------   ------------
      Net Income (Loss)              $   (30,145)   $    211,582   $    441,297
                                     ===========    ============   ============
Net Income (Loss) Allocated:

To the General Partner               $      (301)   $      2,116   $      4,413
To the BAC Holders                       (29,844)        209,466        436,884
                                     -----------    ------------   ------------
                                     $   (30,145)   $    211,582   $    441,297
                                     ===========    ============   ============
Per BAC outstanding (2,140,000 BACS)       $(.01)           $.10           $.20
                                     ===========    ============   ============



Statements of Cash Flows
For the years ended December 31, 1995, 1994 and 1993

Cash Flows from Operating Activities:       1995            1994           1993

Net income (loss)                    $   (30,145)   $    211,582   $    441,297
Adjustments to reconcile net
 income (loss) to net cash provided
 by operating activities:
   Share of earnings from investment
     in mortgage revenue bond            (43,158)       (377,211)      (527,857)
   Interest received on mortgage
     revenue bond                      1,002,015         833,850      1,172,899
   Amortization                           42,800          53,020         74,520
   Increase (decrease) in cash
     arising from changes in operating
     assets and liabilities:
       Interest receivable                     0           8,838         (4,418)
       Accounts payable                       94         (13,301)        11,197
       Due to affiliates                 (13,400)         12,325         (7,649)
                                     -----------    ------------   ------------
Net cash provided by operating
   activities                            958,206         729,103      1,159,989
                                     -----------    ------------   ------------
Cash Flows from Investing Activities:

  Funding of capital improvements loan         0        (500,000)             0
                                     -----------    ------------   ------------

Net cash used for investing activities         0        (500,000)             0
                                     -----------    ------------   ------------
Cash Flows from Financing Activities:

  Cash distributions to partners      (1,080,808)     (1,080,808)    (1,349,154)
                                     -----------    ------------   ------------
Net cash used for financing
  activities                          (1,080,808)     (1,080,808)    (1,349,154)
                                     -----------    ------------   ------------
Net decrease in cash and cash
  equivalents                           (122,602)       (851,705)      (189,165)
Cash and cash equivalents at beginning
  of year                                802,222       1,653,927      1,843,092
                                     -----------    ------------   ------------
Cash and cash equivalents at
  end of year                        $   679,620    $    802,222   $  1,653,927
                                     ===========    ============   ============



Notes to Financial Statements December 31, 1995, 1994 and 1993

1. Organization and the Public Offering

Victory Tax Exempt Realty Income Fund L. P. (the "Partnership") was formed under the Delaware Revised Uniform Limited Partnership Act on January 15, 1988 and will continue until December 31, 2018, unless dissolved earlier under the provisions of the Agreement of Limited Partnership. The Partnership was formed for the purpose of acquiring a pool of tax-exempt Mortgage Revenue Bonds issued by various state or local governments or their agencies or authorities, and secured by participating first mortgage loans on multifamily residential rental developments and/or retirement complexes. The Partnership is also authorized to have up to ten percent of its invested assets consist of taxable working capital loans from the Partnership to borrowers of the mortgage loans to cover certain expenses that are not financed from Mortgage Revenue Bond proceeds.

A Registration Statement on Form S-11 was filed with the Securities and Exchange Commission and became effective on May 26, 1988 for a maximum offering of 20,000,000 Beneficial Assignee Certificates (the "BACs") at $10 per BAC (the "Public Offering"). The Public Offering commenced on November 1, 1988 and terminated on April 28, 1989. Gross proceeds of $21,400,000 were received representing 2,140,000 BACs. On April 28, 1989, the subscribers of the BACs were admitted to the Partnership as BAC Holders. The related limited partnership interests are held by the Assignor Limited Partner, which has assigned certain ownership attributes of the limited partnership interests to the BAC holders on the basis of one unit of limited partnership interest for one BAC.

The General Partner is CA Victory Inc., formerly Shearson/Victory Inc. (see below), which is a Delaware corporation and is an affiliate of Lehman Brothers Inc. (the "Selling Agent"), formerly Shearson Lehman Brothers Inc., (see below). The Assignor Limited Partner is CA Victory Assignor Corp., formerly Shearson/Victory Assignor Corp. (see below), which is wholly-owned by Lehman Brothers.

On July 31, 1993, Shearson Lehman Brothers Inc. sold certain of its domestic retail brokerage and asset management business to Smith Barney, Harris Upham & Co. Incorporated ("Smith Barney"). Subsequent to the sale, Shearson Lehman Brothers Inc. changed its name to Lehman Brothers Inc. ("Lehman Brothers"). The transaction did not affect the ownership of the General Partner. However the assets acquired by Smith Barney included the name "Shearson". Consequently, effective October 29, 1993, the Shearson/Victory Inc. General Partner and the Shearson/Victory Assignor Corp. Assignor Limited Partner changed their names to CA Victory Inc. and CA Victory Assignor Corp., respectively.

On February 16, 1996, based upon, among other things, the advice of Partnership counsel, Skadden, Arps, Slate, Meagher & Flom, the General Partner adopted a resolution that states, among other things, if a Change of Control (as defined below) occurs, the General Partner may distribute the Partnership's cash balances not required for its ordinary course day-to-day operations. "Change of Control" means any purchase or offer to purchase more than 10% of the BACs that is not approved in advance by the General Partner. In determining the amount of the distribution, the General Partner may take into account all material factors. In addition, the Partnership will not be obligated to make any distribution to any partner and no partner will be entitled to receive any distribution until the General Partner has declared the distribution and established a record date and distribution date for the distribution. The Partnership filed a form 8-K disclosing this resolution on February 29, 1996.

2. Significant Accounting Policies

Investment in Mortgage Revenue Bond, Working Capital Loan and Capital
  Improvements Loan

The Partnership accounts for its investment in the Mortgage Revenue Bond, the Working Capital Loan and the Capital Improvements Loan (the "Investment") using the equity method in accordance with AICPA Statement of Position 78-9. The Partnership is not obligated to fund net operating losses of the property underlying the Investment. The Partnership generally receives a special allocation of income equal to the mortgage loan interest due under the bond and loan agreements, which payments are funded by property operations. Depreciation on the building and personal property funded by the bond and loans is provided using the straight-line method over 40 years and 5-7 years, for the amounts allocable to buildings and personal property, respectively.

Accounting for Impairment

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted FAS 121 during the fourth fiscal quarter of 1995. Based on current circumstances, the adoption of FAS 121 had no impact on the financial statements.

Syndication Costs

During 1989, selling commissions paid in connection with the public offering, totalling $1,070,000, and sales and registration costs, totalling $719,754, were charged against BAC Holders' capital.

Deferred Charges

Organization costs incurred in connection with the formation of the Partnership were amortized using the straight-line method over a five-year period. Mortgage acquisition fees are being amortized using the straight-line method over the life of the Bond.

Income Taxes

No provision for income taxes has been made in the financial statements since such taxes are the responsibility of the individual partners rather than that of the Partnership.

Cash Equivalents

Cash equivalents consist of short-term highly liquid investments which have maturities of three months or less from the date of purchase. The carrying value approximates fair value because of the short maturity of these instruments.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain balances in the 1994 financial statements have been reclassified to conform to the 1995 presentation.

3. Partnership Agreement

Pursuant to the terms of the Partnership Agreement, cash available for distribution from operations will be distributed 99% to the BAC Holders and 1% to the General Partner for each year until the BAC Holders receive an amount equal to the Preferred Cash Flow Return, as defined, and, thereafter, 90% to the BAC Holders and 10% to the General Partner.

Proceeds arising from a sale or other disposition of the mortgaged property or the repayment of the Bond will be distributed as follows:

  (1) to repay all debts and obligations of the Partnership and to increase the working capital reserve as the General Partner deems necessary;

  (2) to each BAC Holder equal to the unpaid portion of any Preferred Cash Flow Return up to the amount of income allocated to each BAC holder;

  (3) to the General Partner and to each BAC Holder up to the amount of their Adjusted Capital Contributions, as defined; and

  (4) to the General Partner and to each BAC Holder, in accordance with their respective capital accounts.

All profits and losses not arising from a sale of a mortgaged property or repayment of a mortgage loan shall be allocated 99% to the BAC Holders and 1% to the General Partner until the BAC Holders realize an amount equal to the Preferred Cash Flow Return. Thereafter, such profits and losses shall be allocated 90% to the BAC Holders and 10% to the General Partner.

Profits arising from a sale of a mortgaged property or repayment of a mortgage loan will be allocated to the General Partner and BAC Holders as follows: first, in proportion to the negative balances in their capital accounts, up to the amount of the negative balance; second, in proportion to any unpaid portion of Preferred Cash Flow Return to realize an amount equal to the Preferred Cash Flow Return; third, in proportion to their Adjusted Capital Contributions up to their Adjusted Capital Contributions; and fourth, 90% to the BAC Holders and 10% to the General Partner.

Losses from such sale or repayment will be allocated to the General Partner and BAC Holders as follows: first, an amount of loss to the General Partner or BAC Holders to adjust their capital accounts to 1% and 99%, respectively, of total Partners' Capital; second, 1% to the General Partner and 99% to the BAC Holders until the BAC Holders capital account is zero; third, to the General Partner.

4. Mortgage Revenue Bond

On April 28, 1989, the Partnership acquired an investment in a mortgage revenue bond (the "Bond") from the City of Fresno, California in the principal amount of $15,515,000 secured by a mortgage loan on Camelot Lakes Apartments (the "Property"). Until February 1, 1994, the original owner of the Property was Camelot Lakes Associates ("Camelot Lakes"), an unaffiliated California Limited Partnership. The current owner of the Property is ConCam Associates (the "ConCam Owner"), an unaffiliated California Limited Partnership. The mortgage loan is payable on April 28, 1999 (the "Maturity Payment Date").

The Partnership has accounted for the Bond using the equity method of accounting. Under this method, the carrying value of the Bond is (i) reduced for the interest received from Camelot Lakes and (ii) increased or decreased by the Partnership's share of earnings or losses of Camelot Lakes. The following schedule represents the changes made to the carrying value of the mortgage revenue bond:


     Original issue value                                 $ 15,515,000
        1989 share of Camelot Lakes earnings                   488,679
        1989 interest received on mortgage revenue bond       (615,040)
     -----------------------------------------------------------------
     Carrying value, December 31, 1989                      15,388,639
        1990 share of Camelot Lakes earnings                   772,557
        1990 interest received on mortgage revenue bond     (1,039,505)
     -----------------------------------------------------------------
     Carrying value, December 31, 1990                      15,121,691
        1991 share of Camelot Lakes earnings                   805,999
        1991 interest received on mortgage revenue bond     (1,039,505)
     -----------------------------------------------------------------
     Carrying value, December 31, 1991                      14,888,185
        1992 share of Camelot Lakes earnings                   677,121
        1992 interest received on mortgage revenue bond     (1,202,412)
     -----------------------------------------------------------------
     Carrying value, December 31, 1992                      14,362,894
        1993 share of Camelot Lakes earnings                   527,857
        1993 interest received on mortgage revenue bond     (1,172,899)
     -----------------------------------------------------------------
     Carrying value, December 31, 1993                      13,717,852
        1994 share of Camelot Lakes earnings                   377,211
        1994 interest received on mortgage revenue bond       (833,850)
     -----------------------------------------------------------------
     Carrying value, December 31, 1994                      13,261,213
        1995 share of Camelot Lakes earnings                    43,158
        1995 interest received on mortgage revenue bond     (1,002,015)
     -----------------------------------------------------------------
     Carrying value, December 31, 1995                   $  12,302,356
                                                         =============

Under the original loan documents, the interest rates during the term of the mortgage loan are as follows:

                           Base                         Primary    Supplemental
                       Interest   Deferred Base      Contingent      Contingent
                           Rate   Interest Rate   Interest Rate   Interest Rate
- -------------------------------------------------------------------------------
April 28, 1989 to
   April 30, 1992         6.70%           5.30%           4.00%              --
May 1, 1992 to
   April 30, 1994         8.50%              --           4.25%           3.25%
May 1, 1994 to
   April 28, 1999         8.75%              --           4.00%           3.25%
- -------------------------------------------------------------------------------

Base interest accrued monthly and was payable in arrears. Deferred base interest and primary contingent interest which totaled $2,473,737 and $4,220,080 at December 31, 1995, respectively, will be payable monthly in arrears from excess Net Cash Flow, as defined, from the Property. Supplemental contingent interest, which totaled $1,848,871 at December 31, 1995, will be payable monthly in arrears to the extent of 65% of Net Cash Flow remaining after the payment of deferred base interest and primary contingent interest. Should the Net Cash Flow of the Property in any year be insufficient to pay any primary or supplemental contingent interest, the unpaid amounts will be deferred and payable from future cash flows or upon maturity of the mortgage loan. Based on the current performance of the Property, it is unlikely that any deferred base, primary or supplemental contingent interest will be received by the Partnership.


To address the possibility of available cash from Property operations being insufficient to provide the necessary funds for payments of base interest, the Partnership required at closing that the Borrower establish a Borrower Operating Reserve in the original amount of $337,326, consisting of cash of $112,326 and an irrevocable letter of credit of $225,000. In addition, net interim income, equal to net cash flow from the Property less one month's anticipated operating expenses, was deposited into the reserve account on a monthly basis, provided the Property generated sufficient cash flow. In November 1992, the cash balance in the account reached approximately $187,000, through the addition of net interim income and the accrued interest income. In November 1992, the Partnership began withdrawing funds from the Borrower Operating Reserve in order that Camelot Lakes meet its interest payments. In 1993, funds in the amount of $232,780 were withdrawn and applied to the payment of base i nterest. As of December 31, 1993, a balance of $50,000 remained on the letter of credit; the Partnership agreed to waive its right to draw on the remaining balance.

Operating difficulties at the Property resulted in Camelot Lakes defaulting on the November 1993 through January 1994 Bond payments. On February 1, 1994, the Partnership executed a Termination and Release Agreement with the original owner of the Property, Camelot Lakes, to relinquish the ownership of the Property and its cash reserves of approximately $400,000 in return for the Partnership's agreement to waive its right to draw on the remaining $50,000 of the Borrower's undrawn letter of credit with the Partnership. Camelot Lakes agreed to transfer its ownership and management of the Property to the ConCam Owner, an affiliate of ConAm Management Corporation ("ConAm"), a major property management company, whereby the ConCam Owner executed a Forbearance Agreement with the Partnership to assume the obligations under the Bond and loan documents. ConAm will manage the Property and will receive fees for these services. The Forbearance Agreement will temporarily modify the interest paymen t terms under the Bond to include minimum interest pay rates as follows:

                                Minimum Interest
                                        Pay Rate

        Per annum rate - 1994              6.00%
        Per annum rate - 1995              6.50%
        Per annum rate - 1996              7.00%


The unpaid interest from the difference between the original base interest rate (8.5% through April 30, 1994 and 8.75% thereafter) and the minimum interest pay rate will be added to the unpaid interest as of February 1, 1994, and will accrue and compound monthly at the base interest rate. As of December 31, 1995 and December 31, 1994, the accrued interest differential totaled $1,128,529 and $692,331, respectively. Any excess Property cash flow after payment of the minimum interest payment will be allocated to reducing such accrued interest. During the forbearance period, an annual deposit into the reserve fund for replacements is required in the amount of $130,900, increasing 3% per annum beginning in January, 1995. On April 22, 1994, the General Partner and the ConCam Owner modified the Forbearance Agreement to redirect the monthly deposits for 1994 to the Partnership as payment of Base Interest, beginning with the April 1994 payment. Monthly deposits into the replacement reserve were scheduled to resume effective January 1, 1995, subject to the original terms of the Forbearance Agreement. However, on October 24, 1994, the Partnership agreed to allow the ConCam owner to discontinue monthly payments into the reserve fund, including the remaining 1994 payments that, pursuant to the agreement dated April 22, 1994, were to be redirected as payment of Base Interest. Such payments have remained discontinued throughout 1995 and reinstatement is at the sole discretion of the General Partner. As of December 31, 1995 and December 31, 1994, the Partnership received $134,827 and $76,356, respectively, in interest as a result of these additional payments. Due to a cash shortfall at the property during the month of December 1994, the General Partners agreed to accept a reduced amount of $1,219 in lieu of the monthly minimum interest payment of $77,575 for the November debt service payment. The reduced amount was computed so that the total payments remitted to the Partn ership by the ConCam Owner for 1994 debt service, including the redirected replacement reserve fundings, equalled the 6% minimum pay rate required by the Forbearance Agreement.

The Partnership terminated its contract with CRI, Inc., the mortgage servicer, effective July 29, 1993, to save the Partnership servicing fees. In the future, servicing functions will be provided by First Data Investor Services Group, Inc. ("First Data"), formerly The Shareholder Services Group, and by the General Partner. Both the General Partner and First Data do not anticipate charging a fee for such services. According to the terms of the Forbearance Agreement, the Partnership retains the right to appoint a mortgage servicer. The Forbearance Agreement will expire on December 31, 1996 and is subject to renewal at the Partnership's sole option.

5. Working Capital and Capital Improvements Loan

In conjunction with the investment in the mortgage revenue bond, the Partnership made a working capital loan to Camelot Lakes in the amount of $420,000, maturing on April 28, 1999 and bearing interest at the rate of 12.625% per annum. The loan is secured by a Second Deed of Trust on the Property, which is subordinate to the first mortgage loan on the Bond (see Note 4).

On February 1, 1994, the Partnership executed a First Amendment to the Working Capital Loan Agreement (the "Amendment") with the current owner of the Property. Under the Amendment, the Partnership will lend the Property up to the aggregate amount of $500,000 (the "Capital Improvements Loan") for capital improvements to be made to the Property in 1994. The Capital Improvements Loan shall bear simple interest, non-compounding, at the per annum rate of 6.0% and all interest shall be due and payable, together with the principal balance of the Capital Improvements Loan, upon the earlier of the end of the forbearance period or the Maturity Payment Date. As of December 31, 1995 and December 31, 1994, the interest receivable on the Capital Improvements Loan totaled $42,723 and $12,723, respectively. The Amendment also provides that the principal balance and accrued interest balance of the Working Capital Loan, $420,000 and $13,256, respectively as of February 1, 1994, plus all future accru ed working capital loan base interest is due and payable on the Maturity Payment Date.
All working capital loan base interest shall continue to accrue at the per annum rate of 6.0%, a reduction in the previous rate of 12.625%. The Borrower shall not be obligated to pay working capital loan base interest or any other interest payments that may be required under the Working Capital Loan Agreement until the Maturity Payment Date. As of December 31, 1995 and December 31, 1994, the interest receivable on the Working Capital Loan totaled $61,556 and $36,356, respectively. Based on the Property's performance, it is unlikely that any interest on Capital Improvements Loan and the Working Capital Loan will be received by the Partnership. Consequently, the interest receivable amounts are not recorded on the accompanying financial statements. The obligation to repay all loans, including the Bond, and interest thereon, is a nonrecourse obligation of the Borrower and will be repaid only to the extent excess cash flow from Property operations or proceeds from the sale of the Property are available.

6. Transactions with General Partner and Affiliates

The Partnership reimbursed Lehman Brothers in the amount of $557,353 for organizational and offering expenses incurred in connection with the offering of the Units during the period ended December 31, 1989.

The Selling Agent was entitled to receive selling commissions equal to 5% of the gross proceeds from the Public Offering. The Selling Agent received $1,070,000 for selling commissions and $321,000 for additional sales and registration costs.

The General Partner was paid a nonrecurring bond acquisition fee equal to 2% of gross proceeds of the Public Offering in the amount of $428,000 in consideration for its services in connection with selecting, evaluating and negotiating the terms of the investment in the Bond.

The General Partner or its affiliates earned fees for administrative expenses of approximately $22,000, $39,000 and $24,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The General Partner or its affiliates were owed approximately $6,500 and $20,000 at December 31, 1995 and 1994, respectively.

7. Distributions Payable

Cash distributions, per the Statements of Partners' Capital (Deficit), are recorded on the accrual basis, which recognizes specific record dates for payments within each fiscal year; the Statements of Cash Flows recognize actual cash paid during the period. The following table discloses the annual differences as presented on the Financial Statements:

        Distributions
           Payable at                                            Distributions
            Beginning        Statements of    Statements of         Payable at
            of Period    Partners' Capital       Cash Flows      End of Period
- ------------------------------------------------------------------------------
1995        $ 272,423          $ 1,080,808        $ 1,080,808        $ 272,423
1994          272,423            1,080,808          1,080,808          272,423
1993          407,518            1,214,059          1,349,154          272,423
- ------------------------------------------------------------------------------

In accordance with the Partnership Agreement, the distributions payable were paid within 45 days after the years ended December 31, 1995, 1994 and 1993.

8. Reconciliation of Financial Statement Net Income (Loss) to Federal Income Tax Net Income

As discussed in Note 4, the investment in the Bond is accounted for using the equity method for financial reporting purposes. However, for tax purposes, the investment in mortgage revenue bond is treated as a mortgage loan receivable. Primarily as a result of this difference in accounting, income for tax purposes including tax exempt income reported to the BAC Holders for each of the years ended December 31, 1995, December 31, 1994 and December 31, 1993 was greater than net income (loss) per the Statements of Operations by approximately $1,441,000, $1,169,000, and $989,000. Tax exempt income reported to the BAC Holders amounted to approximately $1,545,000, $1,527,000 and $1,536,000 for 1995, 1994 and 1993, respectively.


                        Report of Independent Auditors

The Partners Victory
Tax Exempt Realty Income Fund Limited Partnership

We have audited the accompanying balance sheets of Victory Tax Exempt Realty Income Fund Limited Partnership (a Delaware limited partnership) as of
December 31, 1995 and 1994, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Victory Tax Exempt Realty Income Fund Limited Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                     KPMG PEAT MARWICK LLP

February 16, 1996




                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                              Financial Statements

                           December 31, 1995 and 1994

                  (With Independent Auditors Report Thereon)


                          ----------------------------
                          Independent Auditors Report
                          ---------------------------

The General Partner
ConCam Associates, LP,
    A California Limited Partnership:

We have audited the accompanying balance sheets of ConCam Associates, LP, a California Limited Partnership as of December 31, 1995 and 1994 and the related statements of operations and partners capital (deficit), and cash flows for the year ended December 31, 1995 and the period from January 28, 1994 (inception) through December 31, 1994. These financial statements are the responsibility of the Partnership s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ConCam Associates, LP, a California Limited Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from January 28, 1994 (inception) through December 31, 1994, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 9 to the financial statements, the ability of the Partnership to meet its obligations as they come due has been adversely affected by cash flow deficits from operations. This condition raises substantial doubt about the Partnership s ability to continue as a going concern. Management s plans in regard to this matter are also described in Note 9 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Diego, California
February 23, 1996


                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership
                                 Balance Sheets
                           December 31, 1995 and 1994



Assets                                                  1995               1994

Funds held in trust by ConAm Management           $  150,241         $  235,095
  Corporation including $91,509 and $131,679
  in 1995 and 1994, respectively, in
  interest-bearing accounts
Impound deposits                                      48,074             46,992
Prepaid expenses                                      14,615             10,636

Property and equipment, at cost,
  encumbered (note 4):

  Land                                             2,380,000          2,380,000
  Land improvements                                1,044,163          1,044,163
  Buildings                                        7,944,099          7,934,395
  Furnishings and equipment                          700,513            694,941

                                                  12,068,775         12,053,499

Less accumulated depreciation                       (561,090)          (267,292)

Net property and equipment                        11,507,685         11,786,207

Organization costs, less amortization                  7,763             10,215
  of $4,495 and $2,043 in 1995
  and 1994, respectively
                                                 -----------        -----------
Total Assets                                     $11,728,378        $12,089,145


Liabilities and Partners Capital (Deficit):

Accounts payable and other liabilities                56,573            108,925
Due to affiliate (note 5)                             30,129             28,744
Rental security deposits                             133,694            131,679
Deferred and accrued interest payable,             7,242,402          5,323,020
  net of discount (note 4)
First trust deed note payable,                     9,376,058          8,682,307
  net of discount (note 4)
Working capital loan payable,                        253,766            235,035
  net of discount (note 4)
Capital improvement loan payable (note 4)            500,000            500,000
                                                  ----------         ----------
Total liabilities                                 17,592,622         15,009,710

Partners capital (deficit) (notes 2, 7 and 8):

General partner                                     (58,643)            (29,206)
Limited partner                                  (5,805,601)         (2,891,359)
                                                 -----------        -----------
Total partners capital (deficit)                 (5,864,244)         (2,920,565)
                                                -----------         -----------
Total Liabilities and Partners Capital          $11,728,378         $12,089,145
                                                ===========         ===========

See accompanying notes to financial statements.


                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

            Statements of Operations and Partners  Capital (Deficit)

                    For the year ended December 31, 1995 and the period from January 28, 1994 (inception) through December 31, 1994

                                                       1995                1994

Revenue:

Rent (note 4)                                    $1,917,336          $1,664,914
Laundry                                              28,792               7,993
Forfeited deposits                                   82,331              67,908
Late charges and other                               48,754              35,518
Carport and garage                                   25,190              24,991
Interest                                              7,115               5,164
                                                  ---------           ---------
Total Revenue                                     2,109,518           1,806,488

Expenses:

Salaries                                            213,326             236,840
Payroll taxes                                        49,321              70,411
Office supplies                                      27,690              31,679
Utilities                                           177,249             164,021
Repairs and maintenance:
  Routine                                           252,182             274,377
  Non-routine                                            --             455,995
Advertising                                          37,116              75,398
Management fees (note 5)                             84,381              72,260
Supervisory fees (note 5)                                --              22,800
Real estate taxes                                   167,106             143,007
Insurance                                            28,799              29,694
Depreciation                                        293,798             267,292
Interest, including $1,012,479 and $477,428       3,633,879           2,808,844
  for the year ended December 31, 1995 and
  the period from January 28, 1994
  (inception) through December 31, 1994,
  respectively, of amortization of discount
Professional fees                                    35,059              60,175
Amortization of organization costs                    2,452               2,043
Security services                                    17,273                 984
Miscellaneous (note 5)                               33,566              31,233
                                                  ---------           ---------
                                                  5,053,197           4,747,053
                                                  ---------           ---------
Net loss                                         (2,943,679)         (2,940,565)
                                                  =========           =========
Partners capital (deficit) at                    (2,920,565)                 --
  beginning of period

Capital contributions (note 2)                           --              20,000

Partners  capital (deficit) at end
  of period (notes 2, 7 and 8)                  $(5,864,244)         (2,920,565)


                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                            Statements of Cash Flows

                    For the year ended December 31, 1995 and the period from January 28, 1994 (inception) through December 31, 1994

                                                       1995                1994

Cash flows from operating activities:

Net loss                                        $(2,943,679)         (2,940,565)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation                                        293,798             267,292
Amortization of discount on long-term debt        1,012,479             477,428
Amortization of organization costs                    2,452               2,043

Change in assets and liabilities:

(Increase) decrease in prepaid expenses              (5,016)            162,632
  and impound deposits
(Decrease) increase in accounts payable             (52,352)            108,925
  and other liabilities
Increase in due to affiliate                          1,385              17,583
Increase in rental security deposits                  2,015              22,967
Increase in deferred and accrued interest         1,619,385           1,568,408
                                                  ---------           ---------
Net cash used in operating activities               (69,578)           (313,287)
                                                  ---------           ---------
Cash flows from investing activities:

Purchase of fixed assets                            (15,276)           (153,498)
Payment of organizational costs                          --              (1,097)

Cash received in connection with                         --             182,977
  acquisition of Camelot Lakes
                                                    -------              ------
Net cash provided by (used in)                      (15,276)             28,382
  investing activities                              -------              ------

Cash flows from financing activities:

Proceeds from note payable                               --             500,000
Partners capital contributions                           --              20,000
                                                    -------             -------
Net cash provided by financing activities                --             520,000
                                                    -------             -------
Net (decrease) increase in funds held in            (84,854)            235,095
  trust by ConAm Management Corporation

Funds held in trust by ConAm Management             235,095                  --
  Corporation at beginning of period                -------             -------

Funds held in trust by ConAm Management             150,241             235,095
  Corporation at end of period                      =======             =======

Supplemental disclosure of cash flow information:

Cash paid during the period for interest         $1,002,015             782,821
                                                 ----------             -------

                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                      Statements of Cash Flows, Continued

                    For the year ended December 31, 1995 and the period from January 28, 1994 (inception) through December 31, 1994


                                                                           1994

Supplemental disclosure of noncash investing activities:

In 1994, the Partnership purchased the property for $1 plus assumption of the related debt. The assets and liabilities acquired in conjunction with this purchase, excluding $182,977 of cash, are as follows:

Property and equipment                                              $11,900,000
Impound deposits                                                         61,992
Replacement reserve                                                     158,269
First trust deed note payable, net of discount                       (8,355,193)
Working capital loan payable, net of discount                          (226,180)
Deferred and accrued interest payable, net of discount               (3,613,153)
Rental security deposits                                               (108,712)
Net cash acquired                                                   $  (182,977)
Due to affiliate includes unpaid organization costs                 $    11,161


                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                         Notes to Financial Statements

                           December 31, 1995 and 1994


(1)  Organization and Summary of Significant Accounting Policies

General
ConCam Associates, LP (the Partnership ) a partnership between ConCam, Inc., as the general partner, and Continental American Properties, Ltd., as the limited partner, was formed January 28, 1994 for the purpose of acquiring and operating Camelot Lakes Apartments (the Property ), a 476-unit apartment complex located in Fresno, California. The Partnership acquired the property on February 1, 1994. The Partnership generally leases its apartment units with lease terms of one year or less.

Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting. Revenue is recognized when earned and expenses are recognized when incurred in accordance with generally accepted accounting principles.

Depreciation
Depreciation has been provided over the estimated useful lives of the related assets (buildings and improvements - 35 years; furniture - ten years) using the straight-line method with an estimated residual value equal to 10% of the original cost.

Organization Costs
Organization costs are amortized using the straight-line method over a five-year period.

Income Taxes
No provision for income taxes has been made as the liability for such taxes is that of the partners, rather than the Partnership. At December 31, 1995, the tax basis of the Partnership s assets was $220,693 and the tax basis of the Partnership s liabilities was $220,396.

Discount on Long-term Debt
The discount on long-term debt is amortized over the life of the related liabilities using the interest method.

Impairment
Provision is made for impairment losses if estimated future operating cash flows (undiscounted and without interest charges) over a long-term holding period plus estimated disposition proceeds (undiscounted) are less than current book value.

Loss Per Unit
The Partnership did not issue units to the limited partner, therefore, loss per unit is not applicable.

Use of Estimates
Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) Partners  Capital Contributions
In 1994, the limited partner contributed $19,800 and the general partner contributed $200 to the Partnership. No contributions were made in 1995.

(3) Acquisition of Property
The Partnership acquired the Property for $1 plus the assumption of existing debt, and discounted the debt and related deferred and accrued interest payable in order to value the liabilities at the fair value of the assets acquired in accordance with APB Opinion No. 21, Interest on Receivables and Payables. The Property was valued at $11,900,000 on February 1, 1994. The $10,449,842 difference between the face amount of the notes and the value of the property is shown as a discount. As of December 31, 1995 and 1994, respectively, $1,012,479 and $477,428 of the discount was amortized as interest expense at an effective rate of 23.56%. At December 31, 1995 and 1994, respectively, the tax basis of the Partnership s Property was zero.

(4) Long-term Debt
On February 1, 1994, the Partnership executed an assignment and assumption agreement with the original owner of the property, Camelot Lakes Associates, whereby, in conjunction with the acquisition of the property, the Partnership assumed the first and second trust deed notes payable. First Trust Deed Note Payable The funds for the first trust deed were made available to the lender through the issuance of revenue bonds, with the stipulation that 20% of the project s units must be reserved for low or very low income tenants, as defined. The first trust deed note payable in the amount of $15,515,000, is secured by property and equipment and an assignment of rents. The note bears interest at 16% per annum consisting of base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest. Under the original loan agreement, interest rates during the term of the note are as follows:

                                                  Deferral
                                                  period              Supple-
                                                  deferred Primary    mental
                                           Base   base     contingent contingent
                                         interest interest interest   interest

April 28, 1989 through April 30, 1992       6.70%    5.30%    4.00%         --
May 1, 1992 through April 30, 1994          8.50%      --     4.25%       3.25%
May 1, 1994 through April 28, 1999          8.75%      --     4.00%       3.25%

At February 1, 1994, accrued base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest were $319,062, $2,473,737, $3,020,900 and $882,416, respectively.

In conjunction with the acquisition of the Property, the Partnership executed a forbearance agreement with Victory Tax Exempt Realty Income Fund Limited Partnership (the Lender ). The forbearance agreement is effective February 1, 1994 through December 31, 1996, at which time the Lender has the option to extend the forbearance period or reinstate the original terms of the first trust deed note agreement.

In accordance with the forbearance agreement, the minimum base interest pay rate in 1994, 1995 and 1996 is 6.0%, 6.5% and 7.0%, respectively. The unpaid interest from the difference between the original base interest rate and the minimum base interest pay rate is to be added to the unpaid interest as of February 1, 1994, and compounds monthly at the base interest rate. Deferral period deferred base interest is payable on April 28, 1999. Primary contingent interest is payable in arrears from excess Net Cash Flow, as defined. Supplemental contingent interest is payable from 65% of Net Cash Flow remaining after the payment of deferred base interest and primary contingent interest. Interest only payments are scheduled until April 28, 1999, at which time all outstanding principal and interest are payable. Accrued base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest at December 31, 1995 were $1,250,193, $2,473,737, $4,220,080 and $1,848,871, respectively. Accrued base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest at December 31, 1994 were $810,846, $2,473,737, $3,599,480 and $1,344,634, respectively.

In accordance with the forbearance agreement, monthly deposits were required to be made to a replacement reserve. In April 1994, the lender agreed to allow the Partnership to redirect the funds to payment of base interest. The reinstatement of monthly replacement reserve deposits is at the sole discretion of the Lender.

Working Capital Loan Payable
The working capital loan payable has an outstanding principal amount of $420,000 at December 31, 1995 and 1994. The loan is secured by a second trust deed on the Partnership s property and equipment and an assignment of rents.
On February 1, 1994, accrued interest was $13,253. Based on the original terms of the note, interest only payments are due until April 28, 1999, at which time all outstanding principal and interest are payable. The note was amended on February 1, 1994, resulting in a reduction of the interest rate from 12.625% to 6.00%, simple interest. In addition, no interest payments are due until April 28, 1999. At December 31, 1995 and 1994, accrued interest on the note was $61,557 and $36,356, respectively.

Capital Improvement Loan Payable
In conjunction with the amendment to the second trust deed note payable, the lender agreed to lend the Partnership an additional $500,000 for capital improvements to be made to the Property in 1994. The loan is secured by a second trust deed on the Partnership s property and equipment and an assignment of rents. The capital improvement loan bears simple interest at 6.0% per annum. Principal and interest are due and payable, at the earlier of the end of the forbearance period (at present, December 31, 1996) or April 28, 1999. At December 31, 1995 and 1994, accrued interest on the note was $42,723 and $12,723, respectively.

Summary of Long-term Debt
A summary of long-term debt at December 31, 1995 and 1994 is as follows:

                                              Capital    Deferred
                                   Working    Improv-      and
                    First Trust    Capital     ment      accrued
                     Deed Note      Loan       Loan      interest
                      Payable      Payable    Payable    Payable        Total

Balance at
February 1, 1994    $15,515,000    420,000      --      6,709,368    22,644,368

Discount,
February 1, 1994     (7,159,807)  (193,820)     --     (3,096,215)  (10,449,842)

Proceeds from
notes payable                --         --   500,000           --       500,000

Deferred and
accrued interest
during the period
ended December 31,
1994                         --         --      --      1,568,408     1,568,408

Discount
amortization
during the
period ended
December 31, 1994       327,114      8,855      --        141,459       477,428

Balance, net
discount at
December 31, 1994     8,682,307    235,035   500,000    5,323,020    14,740,362

Deferred and
accrued interest
during the year
ended December 31,
1995                         --         --        --    1,619,385     1,619,385

Discount
amortization
during the
year ended
December 31, 1995       693,751     18,731        --      299,997     1,012,479

Balance, net
discount at
December 31, 1995    $9,376,058   $253,766   $500,000  $7,242,402   $17,372,226

(5)  General Partner and Management Services
Management Agreement
A management agreement between the Partnership and ConAm Management Corporation, an affiliate of ConCam, Inc., the general partner, provides for base management fees of 4% of gross revenue and an incentive management fee, which ranges from 0.5% to 1.5% of gross rental revenue, based on annual cash flow, as defined. If however, annual cash flow, as defined, does not exceed $1,200,000, the incentive fee will not be earned. No incentive management fee was earned for the year ended December 31, 1995 or the period ended December 31, 1994. The agreement has an initial term of thirty-five months, terminating on December 31, 1996, and is automatically renewable for successive one-year terms unless either party elects to terminate upon written notice given at least 90 days prior to the end of the current contract year. Accrued management fees at December 31, 1995 and 1994 were $9,658 and $8,273, respectively.

In addition, the management agreement provides for a construction supervision fee of 5% of certain capital improvement costs approved by the lender. The fee is payable at the time the capital improvement costs are funded. Construction supervision fees paid during the period ended December 31, 1994 were $28,244, of which $5,444 were capitalized as property and equipment.

Reimbursements to Affiliate
As of December 31, 1995 and 1994, the Partnership had accrued a total of $20,471 of reimbursable expenses payable to an affiliate of the general partner for costs incurred on behalf of the Partnership, of which $11,161 were capitalized as organization costs in 1994. The remaining balance has been recorded as miscellaneous expenses incurred in 1994.

(6)  Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107 Disclosures About Fair Value of Financial Instruments, requires that fair values be disclosed for the Partnership s financial instruments. The carrying amount of funds held in trust, impound deposits, accounts payable and other liabilities, due to affiliate and rental security deposits are reasonable estimates of their fair values due to the short-term nature of those instruments. Management has determined that it is not practicable to estimate fair value of the Partnership s long-term debt and the related deferred and accrued interest payable, based primarily on the difficulty of predicting the timing of future cash flows. Also, it is unlikely that the Partnership could refinance its debt and repay the existing principal and related deferred and accred interest payable.

(7)  Allocations of Earnings and Losses
     (1) Net loss of the Partnership is to be allocated 99% to the limited partner and 1% to the general partner.

     (2)  Net income of the Partnership is to be allocated as follows:
          (i) First, to each partner, an amount equal to (or in proportion to if less than) the excess, if any, of the aggregate amount of net loss allocated to such partner over the aggregate amount of net income allocated to such partner; and

          (ii) Second, the balance, 99% to the limited partner and 1% to the general partner.

Notwithstanding anything to the contrary, the partnership agreement requires that the general partner s interest in each material item of partnership income, gain, loss, deduction or credit shall be equal to at least 1% of each item at all times during the existence of the Partnership.

(8)  Distributions
Cash Available for Distribution, as defined, is to be distributed 99% to the limited partner and 1% to the general partner. Cash Available for Distribution in Liquidation, as defined, is to be distributed to the partners, pro rata, in accordance with each partner s capital account balance, to the extent thereof, after allocation of income, loss and other appropriate capital account adjustments.

(9)  Ability to Meet Current Obligations and Management's Plans
The liquidity of the Partnership has been adversely affected by cash flow deficits from operations, due mainly to high vacancy. The operating deficits have prevented the Partnership from meeting its current obligations under the forbearance agreement (Note 4).

In April 1994, the lender agreed to allow the Partnership to redirect the payment of monthly replacement reserve deposits, as required by the forbearance agreement, to the payment of base interest. The reinstatement of such payments is at the sole discretion of the Lender.

The Partnership's ability to continue its operations is dependent upon an extension of the forbearance period or improved cash flow from operations of the Project.