Form 10-K, Exhibit 13
period 1997-12-31
VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP
filed 1998-03-31
CIK 829374

EXHIBIT 13.1


                     VICTORY TAX EXEMPT REALTY INCOME FUND
                              LIMITED PARTNERSHIP


                       1997 ANNUAL REPORT TO BAC HOLDERS
           Victory Tax Exempt Realty Income Fund Limited Partnership



            Victory Tax Exempt Realty Income Fund Limited Partnership was formed in 1989 to acquire a $15,515,000 Mortgage Revenue Bond issued by the city of Fresno, California. Securing the Bond is a first mortgage on Camelot Lakes Apartments, a 476-unit complex owned by an unaffiliated company. The complex consists of 64 buildings situated on 30 acres and includes a swimming pool, tennis court and covered parking.





                            Contents

                      1   Message to Investors
                      3   Financial Statements
                      5   Notes to the Financial Statements
                     12   Report of Independent Auditors





    Administrative Inquiries               Performance Inquiries/Form 10-Ks
    Address Changes/Transfers              First Data Investor Services Group
    Service Data Corporation               P.O. Box 1527
    2424 South 130th Circle                Boston, Massachusetts 02104-1527
    Omaha, Nebraska 68144-2596             Attn:  Financial Communications
    800-223-3464                           800-223-3464



                              Message to Investors


Presented for your review is the 1997 Annual Report for Victory Tax Exempt Realty Income Fund Limited Partnership (the "Partnership"). This report includes a discussion of the Partnership's operations and audited financial statements for the year ended December 31, 1997.

Current Status
As discussed in previous correspondence, after careful consideration, the General Partner and the Property's owner, ConCam Associates, LP ("ConCam") have agreed to pursue a sale of Camelot Lakes Apartments (the "Property"), prior to the Bond's scheduled maturity date on April 28, 1999, in order to accelerate repayment of the Bond at a discount. This decision is based upon the General Partner's evaluation of the southeast Fresno rental market, and conclusion that little potential exists for a near- term improvement in local market conditions, and consequently, in the value of the Property. Given these factors, the General Partner believes that a sale of the Property is the most viable means to maximize the recovery of your investment. A broker has been selected to market the Property, and it is expected that ConCam will enter into a brokerage agreement in the near future.

In anticipation of initiating the marketing process, ConCam has concentrated its efforts on stabilizing Property operations and positioning the Property in the Fresno market in order to maximize its selling price. Specifically, ConCam has been utilizing rental concessions, such as one month free rent, to reduce tenant turnover and entice tenants to sign longer-term leases. As a result, the Property's occupancy increased to 90.9% as of December 31, 1997, compared with 87.9% as of June 30, 1997 and 83.5% as of December 31, 1996. As of February 25, 1998, occupancy had further increased to 95.9%. In addition, the Partnership authorized ConCam to utilize a portion of operating cash flow to make certain improvements deemed necessary to ensure that the Property is well-positioned for sale. Given this increase in capital expenses at the property level, the level of "cash flow" debt service payments made by ConCam to the Partnership continued to decrease in the second half of 1997.

Given our objective to sell the Property, quarterly distributions to the Limited Partners will not be reinstated. However, once the Property is sold and ConCam's obligations to the Partnership have been satisfied, the General Partner will distribute the net proceeds received on the Bond together with the Partnership's remaining cash reserves (after payment of, or provision for, the Partnership's liabilities and expenses), and dissolve the Partnership. While it is anticipated that the Property will be sold in 1998, there can be no assurance that a sale will occur within this time frame, or that a sale will result in a particular price. We will provide you with an update on the status of our efforts in future investor reports.

Financial Highlights
The following chart highlights the performance of the Partnership for the year ended December 31 of the indicated years.

                                                  1997            1996
    Interest received on the Bond            $ 517,413       $ 866,258
    Other interest                              13,894          18,813
    Cash provided by operating activities      358,539         811,637


     - Interest received on the Bond decreased primarily due to the payment of debt service by ConCam at a lower rate.

     - Other interest declined due to lower average cash balances maintained by the Partnership.

     - Cash provided by operating activities decreased largely due to the decrease in interest received on the Bond and an increase in expenses paid by the Partnership during 1997.

General Information
As you may be aware, there have been recent attempts by third parties, for their own benefit, to purchase units of limited partnerships similar to your Partnership. Frequently, these third parties use partial tender offers to purchase units at inadequate prices that do not reflect the underlying value of the partnership's assets. According to published industry sources, in the overwhelming majority of those offers, most unitholders have rejected these offers due to their inadequacy and have not tendered their units.

Summary
The General Partner believes that a sale of the Property and accelerated repayment of the Bond is the most effective means for maximizing the recovery of your investment in the Partnership. Therefore, we will continue to work closely with ConCam to ensure that operations are stabilized and the Property is well-positioned in order to maximize its selling price. Given that the Bond is collateralized by the Property, we must underscore that the value of your investment ultimately is dependent upon the value of the Property upon sale. We will inform you of any significant developments in future investor correspondence.

Very truly yours,

CA Victory Inc.
General Partner

s/Doreen D. Odell/

Doreen D. Odell
President

March 30, 1998



Balance Sheets
                                            At December 31,    At December 31,
                                                      1997               1996
Assets
Investment in mortgage revenue bond,
  working capital loan, and capital
  improvements loan (Note 2)                  $ 10,000,000       $ 12,983,476
Cash and cash equivalents                          366,144            410,449
Mortgage acquisition fees, net of accumulated
 amortization of $371,409 and $328,609 in
 1997 and 1996, respectively                        56,591             99,391

     Total Assets                             $ 10,422,735       $ 13,493,316

Liabilities and Partners' Capital (Deficit)
Liabilities:
 Accounts payable and accrued expenses        $     51,016       $     48,523
 Due to affiliates                                  22,000                  _
 Distributions payable                                   _            162,105

     Total Liabilities                              73,016            210,628

Partners' Capital (Deficit):
 General Partner                                   (92,489)           (63,160)
 BAC Holders (2,140,000 BACS outstanding)       10,442,208         13,345,848

     Total Partners' Capital                    10,349,719         13,282,688

     Total Liabilities and Partners' Capital  $ 10,422,735       $ 13,493,316




Statement of Partners' Capital (Deficit)
For the years ended December 31, 1997, 1996 and 1995

                                        General            BAC
                                        Partner        Holders         Total
Balance at December 31, 1994          $ (47,504)  $ 14,897,514  $ 14,850,010
Net loss                                   (301)       (29,844)      (30,145)
Cash distributions                      (10,808)    (1,070,000)   (1,080,808)
Balance at December 31, 1995          $ (58,613)  $ 13,797,670  $ 13,739,057
Net income                                5,141        508,980       514,121
Cash distributions                       (9,688)      (960,802)     (970,490)
Balance at December 31, 1996          $ (63,160)  $ 13,345,848  $ 13,282,688
Net loss                                (26,922)    (2,665,308)   (2,692,230)
Cash distributions                       (2,407)      (238,332)     (240,739)
Balance at December 31, 1997          $ (92,489)  $ 10,442,208  $ 10,349,719



Statements of Operations
For the years ended December 31,                  1997       1996       1995

Revenue
Share of earnings from investment
 in mortgage revenue bond                  $   426,352  $ 627,378  $  43,158
Other interest                                  13,894     18,813     27,886

     Total Revenue                             440,246    646,191     71,044

Expenses
Loss on write-down of investment in mortgage
   revenue bond, working capital loan, and
   capital improvements loan                 2,892,415          _          _
General and administrative                     197,261     89,270     58,389
Amortization of mortgage costs                  42,800     42,800     42,800

     Total Expenses                          3,132,476    132,070    101,189

     Net Income (Loss)                     $(2,692,230) $ 514,121  $ (30,145)
Net Income (Loss) Allocated:
To the General Partner                     $   (26,922) $   5,141  $    (301)
To the BAC Holders                          (2,665,308)   508,980    (29,844)

     Net Income (Loss)                     $(2,692,230) $ 514,121  $ (30,145)
Per BAC
(2,140,000 outstanding)                        $ (1.25)     $ .24     $ (.01)




Statements of Cash Flows
For the years ended December 31,                 1997         1996        1995

Cash Flows From Operating Activities:
Net income (loss)                        $ (2,692,230)  $  514,121   $ (30,145)
Adjustments to reconcile net income
(loss) to net cash provided by
operating activities:
  Loss on write-down of investment in
    mortgage revenue bond, working capital
    loan, and capital improvements loan     2,892,415            _           _
  Share of earnings from investment
    in mortgage revenue bond                 (426,352)    (627,378)    (43,158)
  Interest received on mortgage revenue bond  517,413      866,258   1,002,015
  Amortization of mortgage costs               42,800       42,800      42,800
  Increase (decrease) in cash arising
  from changes in operating assets
  and liabilities:
     Accounts payable and accrued expenses      2,493       15,836     (13,306)
     Due to affiliates                         22,000            _           _

Net cash provided by operating activities     358,539      811,637     958,206

Cash Flows From Financing Activities:
  Cash distributions                         (402,844)  (1,080,808) (1,080,808)

Net cash used for financing activities       (402,844)  (1,080,808) (1,080,808)

Net decrease in cash and cash equivalents     (44,305)    (269,171)   (122,602)
Cash and cash equivalents, beginning of year  410,449      679,620     802,222

Cash and cash equivalents, end of year   $    366,144   $  410,449   $ 679,620




Notes to the Financial Statements
December 31, 1997, 1996 and 1995

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

2. Significant Accounting Policies

Investment in Mortgage Revenue Bond, Working Capital Loan and Capital Improvements Loan
The Partnership accounts for its investment in the Mortgage Revenue Bond, the Working Capital Loan and the Capital Improvements Loan (the "Investment") using the equity method in accordance with AICPA Statement of Position 78- 9. The Partnership is not obligated to fund net operating losses of the property underlying the Investment. The Partnership generally receives a special allocation of income equal to the mortgage loan interest due under the bond and loan agreements, which payments are funded by property operations. Depreciation on the building and personal property funded by the bond and loans is provided using the straight-line method over 40 years and 5-7 years, for the amounts allocable to buildings and personal property, respectively.

Accounting for Impairment
At December 31, 1997 and 1996, the Partnership completed a review of the recoverability of the carrying amount of its investment in the Mortgage Revenue Bond, Working Capital Loan, and Capital Improvements Loan based upon an estimate of undiscounted cash flows expected to result from the property underlying the investment's use and eventual disposition. Based upon the review completed at December 31, 1997 and a change in management's estimated holding period, the Partnership wrote down the carrying value of its investment in accordance with Statement of Financial Accounting Standards No. 121 (See
Note 4).

Syndication Costs
During 1989, selling commissions paid in connection with the public offering, totaling $1,070,000, and sales and registration costs, totaling $719,754, were charged against BAC Holders' capital.

Mortgage Acquisition Fees
Mortgage acquisition fees are being amortized using the straight-line method over the term of the Bond.

Income Taxes
No provision for income taxes has been made in the financial statements since such taxes are the responsibility of the individual partners rather than that of the Partnership.

Cash and Cash Equivalents
Cash and cash equivalents consist of short-term highly liquid investments which have maturities of three months or less from the date of purchase. The carrying value approximates fair value because of the short maturity of these instruments.

Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires that the Partnership disclose the estimated fair values of its financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in forced liquidation.

Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgement regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar, may be difficult.

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

4. Mortgage Revenue Bond, Working Capital Loan, and Capital Improvements Loan

Mortgage Revenue Bond On April 28, 1989, the Partnership acquired an investment in a mortgage revenue bond (the "Bond") from the City of Fresno, California in the principal amount of $15,515,000 secured by a mortgage loan on Camelot Lakes Apartments, 476 unit apartment complex (the "Property"). Until February 1, 1994, the original owner of the Property was Camelot Lakes Associates ("Camelot Lakes"), an unaffiliated California Limited Partnership. The current owner of the Property is ConCam Associates, LP ("ConCam" or the "Borrower"), an unaffiliated California Limited Partnership. The mortgage loan is payable on April 28, 1999 (the "Maturity Payment Date").

The Partnership has accounted for the Bond using the equity method of accounting. Under this method, the carrying value of the Bond is (i) reduced for the interest received from Camelot Lakes and (ii) increased or decreased by the Partnership's share of earnings or losses of Camelot Lakes. The following schedule represents the changes made to the carrying value of the mortgage revenue bond:

 Original issue value                                  $ 15,515,000
    Working Capital Loan                                    420,000
    1989 share of Camelot Lakes earnings                    488,679
    1989 interest received on mortgage revenue bond        (615,040)

 Carrying value, December 31, 1989                       15,808,639
    1990 share of Camelot Lakes earnings                    772,557
    1990 interest received on mortgage revenue bond      (1,039,505)

 Carrying value, December 31, 1990                       15,541,691
    1991 share of Camelot Lakes earnings                    805,999
    1991 interest received on mortgage revenue bond      (1,039,505)

 Carrying value, December 31, 1991                       15,308,185
    1992 share of Camelot Lakes earnings                    677,121
    1992 interest received on mortgage revenue bond      (1,202,412)

 Carrying value, December 31, 1992                       14,782,894
    1993 share of Camelot Lakes earnings                    527,857
    1993 interest received on mortgage revenue bond      (1,172,899)

 Carrying value, December 31, 1993                       14,137,852
    Capital Improvements Loan                               500,000
    1994 share of Camelot Lakes earnings                    377,211
    1994 interest received on mortgage revenue bond        (833,850)

 Carrying value, December 31, 1994                       14,181,213
    1995 share of Camelot Lakes earnings                     43,158
    1995 interest received on mortgage revenue bond      (1,002,015)

 Carrying value, December 31, 1995                       13,222,356
    1996 share of Camelot Lakes earnings                    627,378
    1996 interest received on mortgage revenue bond        (866,258)

 Carrying value, December 31, 1996                       12,983,476
    1997 share of Camelot Lakes earnings                    426,352
    1997 interest received on mortgage revenue bond        (517,413)

 Carrying value, December 31, 1997, before write down    12,892,415
    Loss on write-down of investment in mortgage
       revenue bond, working capital loan, and
       capital improvements loan                         (2,892,415)

 Net carrying value, December 31, 1997                 $ 10,000,000

Under the original loan documents, the interest rates during the term of the mortgage loan are as follows:

                          Base                         Primary    Supplemental
                      Interest   Deferred Base      Contingent      Contingent
                          Rate   Interest Rate   Interest Rate   Interest Rate
April 28, 1989
  to April 30, 1992      6.70%           5.30%           4.00%              _
May 1, 1992
  to April 30, 1994      8.50%              _            4.25%           3.25%
May 1, 1994
  to April 28, 1999      8.75%              _            4.00%           3.25%

Base interest accrued monthly and was payable in arrears. Deferred base interest and primary contingent interest which totaled $2,473,737 and $5,461,280 at December 31, 1997, respectively, will be payable monthly in arrears from excess Net Cash Flow, as defined, from the Property. Supplemental contingent interest, which totaled $2,857,346 at December 31, 1997, will be payable monthly in arrears to the extent of 65% of Net Cash Flow remaining after the payment of deferred base interest and primary contingent interest. Should the Net Cash Flow of the Property in any year be insufficient to pay any primary or supplemental contingent interest, the unpaid amounts will be deferred and payable from future cash flows or upon maturity of the mortgage loan. Based on the current performance of the Property, it is unlikely that any deferred base interest, primary contingent interest or supplemental contingent interest payments will be received by the Partnership.

To address the possibility of available cash from Property operations being insufficient to provide the necessary funds for payments of base interest, the Partnership required at closing that the Borrower establish a Borrower Operating Reserve in the original amount of $337,326, consisting of cash of $112,326 and an irrevocable letter of credit of $225,000. In addition, net interim income, equal to net cash flow from the Property less one month's anticipated operating expenses, was deposited into the reserve account on a monthly basis, provided the Property generated sufficient cash flow. In November 1992, the cash balance in the account reached approximately $187,000, through the addition of net interim income and the accrued interest income. In November 1992, the Partnership began withdrawing funds from the Borrower Operating Reserve in order that Camelot Lakes meet its interest payments. In 1993, funds in the amount of $232,780 were withdrawn and applied to the payment of base interest. As of December 31, 1993, a balance of $50,000 remained on the letter of credit; the Partnership agreed to waive its right to draw on the remaining balance.

Operating difficulties at the Property resulted in Camelot Lakes defaulting on the November 1993 through January 1994 Bond payments. On February 1, 1994, the Partnership executed a Termination and Release Agreement with the original owner of the Property, Camelot Lakes, to relinquish the ownership of the Property and its cash reserves of approximately $400,000 in return for the Partnership's agreement to waive its right to draw on the remaining $50,000 of the Borrower's undrawn letter of credit with the Partnership. Camelot Lakes agreed to transfer its ownership and management of the Property to ConCam, an affiliate of ConAm Management Corporation ("ConAm"), a major property management company, whereby ConCam executed a Forbearance Agreement with the Partnership to assume the obligations under the Bond and loan documents. ConAm manages the Property and receives fees for such services. The Forbearance Agreement temporarily modified the interest payment terms under the Bond to include minimum interest pay rates as follows:

                                Minimum Interest
                                        Pay Rate
       Per annum rate - 1995               6.50%
       Per annum rate - 1996               7.00%
       Per annum rate - 1997               7.50%

The unpaid interest from the difference between the original base interest rate (8.5% through April 30, 1994 and 8.75% thereafter) and the minimum interest pay rate are being added to the unpaid interest as of February 1, 1994, and are accrued and compounded monthly at the base interest rate. As of December 31, 1997 and December 31, 1996, the accrued interest differential totaled $2,779,324 and $1,745,750, respectively. Any excess Property cash flow after payment of the minimum interest payment will be allocated to reducing such accrued interest. During the forbearance period, an annual deposit into the reserve fund for replacements is required in the amount of $130,900, increasing 3% per annum beginning in January 1995. On April 22, 1994, the General Partner and ConCam modified the Forbearance Agreement to redirect the monthly deposits for 1994 to the Partnership as payment of Base Interest, beginning with the April 1994 payment. Monthly deposits into the replacement reserve were scheduled to resume effective January 1, 1995, subject to the original terms of the Forbearance Agreement. However, on October 24, 1994, the Partnership agreed to allow ConCam to discontinue monthly payments into the reserve fund, including the remaining 1994 payments that, pursuant to the agreement dated April 22, 1994, were to be redirected as payment of Base Interest. Such payments have remained discontinued throughout 1997 and reinstatement is at the sole discretion of the General Partner.

The Partnership terminated its contract with CRI, Inc., the mortgage servicer, effective July 29, 1993, to save the Partnership servicing fees. Servicing functions are currently provided by First Data Investor Services Group, Inc. ("First Data"), formerly The Shareholder Services Group, and by the General Partner. Both the General Partner and First Data do not anticipate charging a fee for such services. According to the terms of the Forbearance Agreement, the Partnership retains the right to appoint a mortgage servicer.

On May 8, 1996, as a result of negotiations with ConCam, the Partnership executed a Letter Agreement (the "Agreement") to generally allow a continuance of the terms of the Forbearance Agreement which originally became effective January 31, 1994. The Agreement provided that in lieu of the minimum pay rate, ConCam pay as debt service all available cash flow. The Agreement was in effect through December 31, 1996, the expiration of the Forbearance Agreement. At such time, the parties were engaged in good faith negotiations, and therefore, the Partnership extended the Agreement with ConCam through December 31, 1997. The Partnership is currently in the process of extending the Agreement with ConCam until the earlier to occur of December 31, 1998 or the closing of a sale of the Property. Until such time, ConCam will continue to make "cash-flow" debt service payments in accordance with the Agreement. Payments made during 1997 approximated an average pay rate of 3.3%.

Based on its evaluation of conditions in the Fresno market, the General Partner has concluded there is little indication that job growth, or, consequently, demand for rental units, will improve substantially in the foreseeable future. Given these factors, the General Partner and ConCam have agreed to pursue a sale of the Property in order to accelerate repayment of the Bond at a discount. A broker has been selected to market the Property, and it is expected that ConCam will enter into a brokerage agreement in the near future. Based upon the decision to pursue a sale of the Property in the near future and the resulting change in the estimated holding period, the Partnership wrote down the carrying value of its investment in Mortgage Revenue Bond, Working Capital Loan, and Capital Improvements Loan to $10,000,000, its estimated fair value as determined by management as of December 31, 1997.

The Partnership has authorized ConCam to utilize a portion of operating cash flow to make certain Property improvements deemed necessary to ensure that the Property is well-positioned for sale. ConCam will continue to make "cash-flow" debt service payments to the Partnership until the Property is sold. However, as a result of this increase in capital expenses at the Property level, the level of debt service payments made by ConCam to the Partnership continued to decrease in the second half of 1997.

Working Capital and Capital Improvements Loans

In conjunction with the investment in the mortgage revenue bond, the Partnership made a working capital loan to Camelot Lakes in the amount of $420,000, maturing on April 28, 1999 and bearing interest at the rate of 12.625% per annum. The loan is secured by a Second Deed of Trust on the Property, which is subordinate to the first mortgage loan on the Bond.

On February 1, 1994, the Partnership executed a First Amendment to the Working Capital Loan Agreement (the "Amendment") with the current owner of the Property. Under the Amendment, the Partnership will lend the Property up to the aggregate amount of $500,000 (the "Capital Improvements Loan") for capital improvements to be made to the Property in 1994. The Capital Improvements Loan shall bear simple interest, non-compounding, at the per annum rate of 6.0% and all interest shall be due and payable, together with the principal balance of the Capital Improvements Loan, upon the earlier of the end of the forbearance period or the Maturity Payment Date. As of December 31, 1997 and December 31, 1996, the interest receivable on the Capital Improvements Loan totaled $102,805 and $72,723, respectively. The Amendment also provides that the principal balance and accrued interest balance of the Working Capital Loan, $420,000 and $13,256, respectively as of February 1, 1994, plus all future accrued working capital loan base interest is due and payable on the Maturity Payment Date. All working capital loan base interest shall continue to accrue at the per annum rate of 6.0%, a reduction in the previous rate of 12.625%. The Borrower shall not be obligated to pay working capital loan base interest or any other interest payments that may be required under the Working Capital Loan Agreement until the Maturity Payment Date. As of December 31, 1997 and December 31, 1996, the interest receivable on the Working Capital Loan totaled $111,957 and $86,757, respectively. Based on the Property's performance, it is unlikely that any interest on Capital Improvements Loan and the Working Capital Loan will be received by the Partnership. Consequently, the interest receivable amounts are not recorded on the accompanying financial statements. The obligation to repay all loans, including the Bond, and interest thereon, is a nonrecourse obligation of the Borrower and will be repaid only to the extent excess cash flow from Property operations or proceeds from the sale of the Property are available.

5. Transactions with Related Parties
The Partnership reimbursed Lehman Brothers in the amount of $557,353 for organizational and offering expenses incurred in connection with the Public Offering.

The Selling Agent received selling commissions equal to 5% of the gross proceeds from the Public Offering. The Selling Agent received $1,070,000 for selling commissions and $321,000 for additional sales and registration costs.

The General Partner was paid a nonrecurring bond acquisition fee equal to 2% of gross proceeds of the Public Offering in the amount of $428,000 in consideration for its services in connection with selecting, evaluating and negotiating the terms of the investment in the Bond.

Effective as of January 1, 1997, the Partnership began reimbursing certain expenses incurred by the General Partner and its affiliates in servicing the Partnership to the extent permitted by the Partnership Agreement. These expenses totaled approximately $43,000 in 1997, of which $22,000 is due to affiliates at December 31, 1997. In prior years, affiliates of the General Partner had voluntarily absorbed these expenses.

6. Distributions Payable
Cash distributions, per the Statements of Partners' Capital (Deficit), are recorded on the accrual basis, which recognizes specific record dates for payments within each fiscal year; the Statements of Cash Flows recognize actual cash paid during the period. The following table discloses the annual differences as presented on the accompanying financial statements.

         Distributions
            Payable at      Statements of                   Distributions
             Beginning  Partners' Capital   Statements of      Payable at
             of Period           (Deficit)     Cash Flows   End of Period

1997         $ 162,105          $ 240,739       $ 402,844       $       _
1996           272,423            970,490       1,080,808         162,105
1995           272,423          1,080,808       1,080,808         272,423

Cash distributions were suspended beginning with the 1997 third quarter distribution, which would have been paid in November 1997.

7. Reconciliation of Financial Statement Net Income (Loss) to Federal Income Tax Net Income
As discussed in Note 4, the investment in the Bond is accounted for using the equity method for financial reporting purposes. However, for tax purposes, the investment in the Bond is treated as a mortgage loan receivable. Primarily as a result of this difference in accounting and the 1997 impairment loss adjustment, income for tax purposes including tax exempt income reported to the BAC Holders for each of the years ended December 31, 1997, December 31, 1996 and December 31, 1995 was greater than net income (loss) per the Statements of Operations by approximately $91,000, $237,000 and $1,441,000. Tax exempt income reported to the BAC Holders amounted to approximately $526,000, $876,000 and $1,545,000 for 1997, 1996 and 1995, respectively.



                         Report of Independent Auditors


The Partners
Victory Tax Exempt Realty Income Fund Limited Partnership:

We have audited the accompanying balance sheets of Victory Tax Exempt Realty Income Fund Limited Partnership (a Delaware limited partnership) as of
December 31, 1997 and 1996, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Victory Tax Exempt Realty Income Fund Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 17, 1998







                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                              Financial Statements

                           December 31, 1997 and 1996

                  (With Independent Auditors' Report Thereon)






                          Independent Auditors' Report


The General Partner
ConCam Associates, LP,
A California Limited Partnership:

We  have  audited  the  accompanying  balance  sheets  of  ConCam Associates,
LP,   A  California  Limited  Partnership   as   of December  31,  1997  and
1996 and the related statements of operations and partners' deficit, and cash flows for each of the years in the three-year period ended
December 31,  1997.   In connection with our audits of the financial
statements, we also have audited the related financial statement schedule III. These financial statements and the related financial statement schedule are the
responsibility  of the Partnership's  management.   Our responsibility  is  to
express an opinion on these financial statements and the related financial statement schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ConCam Associates, LP, A California Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits, the related financial statement schedule III, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

The  accompanying financial statements and the related  financial statement schedule III have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 9 to the financial statements, the standstill letter on the Partnership's long-term debt was not extended subsequent to December 31, 1997. As such, the Partnership is in default on its long-term debt and the loans are callable at the
lender's discretion.   This  default raises substantial  doubt  about  the
Partnership's   ability  to  continue   as   a   going   concern. Management's
plans in regard to this matter are also described in Note 9 to the financial statements. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                                KPMG Peat Marwick LLP

San Diego, California
February 19, 1998


                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                                 Balance Sheets
                           December 31, 1997 and 1996

              Assets                                        1997         1996

Cash held in trust by ConAm Management Corporation
  including $54,762 and $53,160 in 1997 and 1996,
  respectively, in interest-bearing accounts         $   170,236      158,149
Impound deposits and other assets                         41,752       36,115
Prepaid expenses                                           8,012       13,465

Property and equipment, at cost, encumbered
(notes 3 and 4):
  Land                                                 2,380,000    2,380,000
  Land improvements                                      913,097    1,044,163
  Buildings                                            6,980,559    7,944,099
  Furnishings and equipment                              889,164      740,276

                                                      11,162,820   12,108,538

Less accumulated depreciation                         (1,162,820)    (857,052)

     Net property and equipment                       10,000,000   11,251,486

Organization costs, less amortization of
  $9,399 and $6,947 in 1997 and 1996,                      2,859        5,311
  respectively

                                                     $10,222,859   11,464,526

     Liabilities and Partners' Deficit

Accounts payable and other liabilities                    50,224       56,587
Due to affiliate (note 5)                                 27,602       28,716
Rental security deposits                                 139,022      121,114
First trust deed note payable, net of                 12,128,111   10,478,902
  discount (note 4)
Working capital loan payable, net of                     328,069      283,542
  discount (note 4)
Capital improvement loan payable (note 4)                500,000      500,000
Deferred and accrued interest payable, net            12,455,378    9,521,082
  of discount (note 4)

      Total liabilities                               25,628,406   20,989,943

Partners' deficit (notes 7 and 8):
  General partner                                       (154,055)     (95,255)
  Limited partner                                    (15,251,492)  (9,430,162)

      Total partners' deficit                        (15,405,547)  (9,525,417)

                                                     $10,222,859   11,464,526


                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                 Statements of Operations and Partners' Deficit

              For the years ended December 31, 1997, 1996 and 1995


                                              1997         1996         1995

Revenue:
  Rent (note 4)                       $  1,822,507    1,883,836    1,917,336
  Laundry                                   14,787       12,995       28,792
  Forfeited deposits                        62,057       76,049       82,331
  Late charges and other                    59,361       47,979       48,754
  Carport and garage                        33,523       33,772       25,190
  Interest                                   1,602        1,650        7,115

                                         1,993,837    2,056,281    2,109,518
Expenses:
  Salaries                                 234,062      229,114      213,326
  Payroll taxes                             50,841       53,345       49,321
  Office supplies                           36,822       20,108       27,690
  Utilities                                188,544      182,973      177,249
  Repairs and maintenance                  306,431      266,556      252,182
  Advertising                               44,567       25,885       37,116
  Management fees (note 5)                  79,919       82,251       84,381
  Real estate taxes                        145,136      131,108      167,106
  Insurance                                 30,963       34,467       28,799
  Depreciation                             305,768      295,962      293,798
  Interest, including $2,406,902,
     $1,609,522 and $1,012,479 for
     the years ended December 31,
     1997, 1996 and 1995,                5,145,445    4,277,558    3,633,879
     respectively, of amortization
     of discount
  Professional fees                         35,972       39,996       35,059
  Amortization of organization costs         2,452        2,452        2,452
  Security services                         58,843       39,121       17,273
  Miscellaneous                             11,251       36,558       33,566
  Provision for impairment loss          1,196,951            _            _
     (note 3)

                                         7,873,967    5,717,454    5,053,197

      Net loss                          (5,880,130)  (3,661,173)  (2,943,679)

Partners' deficit at beginning          (9,525,417)  (5,864,244)  (2,920,565)
     of year

Partners' deficit at end of year
     (notes 7 and 8)                  $(15,405,547)  (9,525,417)  (5,864,244)



                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                            Statements of Cash Flows

              For the years ended December 31, 1997, 1996 and 1995


                                              1997         1996         1995

Cash flows from operating activities:
 Net loss                              $(5,880,130)  (3,661,173)  (2,943,679)
 Adjustments to reconcile net loss to
 net cash provided by (used in) operating
 activities:
   Depreciation                            305,768      295,962      293,798
   Amortization of discount on long-     2,406,902    1,609,522    1,012,479
     term debt
   Amortization of organization costs        2,452        2,452        2,452
   Provision for impairment loss         1,196,951            _            _
   Change in assets and liabilities:
     Impound deposits and other assets      (5,637)      11,959       (1,082)
     Prepaid expenses                        5,453        1,150       (3,979)
     Accounts payable and other             (6,363)          14      (52,352)
        liabilities
     Due to affiliate                       (1,114)      (1,413)       1,385
     Rental security deposits               17,908      (12,580)       2,015
     Deferred and accrued interest       2,221,130    1,801,778    1,619,385

        Net cash provided by (used in)
        operating activities               263,320       47,671      (69,578)

Cash flows from investing activities -
  purchase of fixed assets                (251,233)     (39,763)     (15,276)

Net increase (decrease) in cash held
  in trust by ConAm Management              12,087        7,908      (84,854)
  Corporation

Cash held in trust by ConAm
  Management Corporation at beginning      158,149      150,241      235,095
  of year

Cash held in trust by ConAm
  Management Corporation at end of     $   170,236      158,149      150,241
  year

Supplemental disclosure of cash flow
  information:
     Cash paid during the year for     $   517,413      866,258    1,002,015
     interest



                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                         Notes to Financial Statements

                        December 31, 1997, 1996 and 1995

(1)  Organization and Summary of Significant Accounting Policies and Practices

   General

   ConCam  Associates,  LP (the "Partnership"),  a  partnership between ConCam,
   Inc.,  as  the  general   partner,   and Continental  American  Properties,
   Ltd.,  as  the   limited partner,  was  formed January 28, 1994 for  the
   purpose  of acquiring  and  operating  Camelot  Lakes  Apartments   (the
   "Property"),  a  476-unit  apartment  complex   located   in Fresno,
   California. The Partnership acquired the Property on February 1, 1994. The Partnership generally leases its apartment units with lease terms of one year or less.

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

   Income Taxes

   No   provision  for  income  taxes  has  been  made  as  the liability  for such taxes is that of the partners, rather than the Partnership. At December 31, 1997 and 1996, the tax basis of the Partnership's assets
   was  $222,859  and $213,040,   respectively,  and  the   tax   basis   of
   the Partnership's   liabilities  was  $216,848   and   $206,417,
   respectively.

   Discount on Long-term Debt

   The discount on long-term debt is amortized over the life of the related liabilities using the interest method.

   Impairment of Long-Lived Assets

   The   Partnership   assesses  its  long-lived   assets   for impairment
   whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest)
   expected to be generated by the asset.   If  such assets are considered to
   be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

   Loss Per Unit

   The Partnership did not issue units to the limited partner, therefore, loss per unit is not applicable.

   Use of Estimates

   Management  of  the  Partnership  has  made  a   number   of estimates  and
   assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   Concentration of Credit Risk

   The Partnership's cash held in trust by ConAm Management Corporation is a financial instrument that is exposed to a concentration of credit risk. ConAm Management Corporation places the Partnership's cash balances with high credit quality and federally insured institutions. Cash balances with any one institution may be in excess of federally insured limits or may be invested in a non-federally insured money-market account. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

(2)  Acquisition of Property

   The Partnership acquired the Property for $1 plus the assumption of existing debt, and discounted the debt and related deferred and accrued interest payable in order to value the liabilities at the fair value of the assets acquired in accordance with APB Opinion No. 21, "Interest on Receivables and Payables." The Property was valued at $11,900,000 on
   February  1,   1994.    The   $10,449,842 difference  between the face
   amount of  the  notes  and  the value  of  the  property is shown  as  a
   discount.   As  of December  31, 1997, 1996 and 1995, respectively,
   $2,406,902, $1,609,522  and $1,012,479 of the discount was amortized  as interest expense at an effective rate of 23.12% for 1997, 23.26% for 1996 and 23.56% for 1995. At December 31, 1997 and 1996, the tax basis of the Partnership's Property was zero.

(3)  Impairment Loss

   In  1997, after the completion of the renovation of a number of   the
   Property's apartment units and other property improvements, management of the Partnership reevaluated the recoverability of the carrying value of the Property. Based on its current and projected performance, management does not believe the Partnership will be able to recover the
   carrying  value  of  its  Property.   Therefore,   the Partnership recorded
   an impairment loss of $1,196,951.   The loss  represents the difference
   between the  carrying  value and  the  estimated  fair value of the
   Property.   The  fair value  was  estimated based on discounted  projected future cash flows and comparable sales.

(4)  Long-term Debt

   On February 1, 1994, the Partnership executed an assignment and assumption agreement with the original owner of the Property, Camelot Lakes Associates, whereby, in conjunction with the acquisition of the Property, the Partnership assumed the first and second trust deed notes payable.

   First Trust Deed Note Payable

   The funds for the first trust deed were made available to the lender through the issuance of revenue bonds, with the stipulation that 20% of
   the  project's  units  must   be reserved  for  low or very low income
   tenants,  as  defined. The  first  trust  deed  note  payable  in  the
   amount   of $15,515,000,  is  secured by property and equipment  and  an assignment of rents. The note bears interest at 16% per annum consisting of base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest.

   Under the original loan agreement, interest rates during the term of the note are as follows:

                                       Deferral
                                         period
                                       deferred       Primary    Supplemental
                               Base        base    contingent      contingent
                           interest    interest      interest        interest

April 28, 1989 through        6.70%       5.30%         4.00%              _
  April 30, 1992
May 1, 1992 through
  April 30, 1994              8.50%          _          4.25%           3.25%
May 1, 1994 through
  April 28, 1999              8.75%          _          4.00%           3.25%


   In conjunction with the acquisition of the Property, the Partnership executed a forbearance agreement with Victory Tax Exempt Realty Income
   Fund Limited  Partnership  (the "Lender").   The  forbearance agreement was
   effective from February 1, 1995 through December 31, 1996, at which time the Lender had the option to extend the forbearance period or reinstate the original terms of the first trust deed note agreement (Note 9).

   In accordance with the forbearance agreement, the minimum base interest pay rate in 1997, 1996 and 1995 was 7.5%, 7.0% and 6.5%, respectively. The unpaid interest from the difference between the original base interest rate and the minimum base interest pay rate is to be added to the unpaid interest as of February 1, 1994, and compounds monthly at the base interest rate. Deferral period deferred base interest is payable on April 28, 1999. Primary contingent interest is payable in arrears from
   excess Net  Cash  Flow, as  defined.   Supplemental contingent interest  is
   payable from 65% of Net Cash Flow remaining after the payment of deferred base interest and primary contingent interest. Interest only payments are scheduled until April 28, 1999, at which time all
   outstanding principal and  interest  are payable.   Beginning  in  February
   1996, payments of the minimum base interest were less than the amounts required by the forbearance agreement. As such, on May 8, 1996, the Lender
   issued   a  standstill  letter  effective   through December  31, 1996.  The
   standstill letter allowed  for  the continuance  of  the  forbearance
   agreement  however,   the Partnership  was required to pay debt service
   based  on  all available  cash flow, in lieu of the minimum  base  interest
   pay  rate,  as  required in the forbearance  agreement.   On February  26,
   1997, the standstill letter was extended through December 31, 1997 (Note 9). Accrued base interest, deferral period deferred base interest,
   primary  contingent interest    and   supplemental   contingent   interest
   at December  31,  1997 were $2,913,025, $2,473,737,  $5,461,280 and
   $2,857,346,  respectively.   Accrued  base   interest, deferral  period
   deferred base interest, primary  contingent interest    and   supplemental
   contingent   interest    at December  31,  1996 were $1,871,934, $2,473,737,
   $4,840,680 and $2,353,108, respectively.

   In   accordance  with  the  forbearance  agreement,  monthly deposits  were required to be made to a replacement reserve. In April 1994, the Lender agreed to allow the Partnership to redirect the funds to payment of base
   interest.   The reinstatement of monthly replacement reserve deposits is  at the sole discretion of the Lender.

   Working Capital Loan Payable

   The   working   capital  loan  payable  has  an  outstanding principal
   amount of $420,000 at December 31, 1997 and  1996. The   loan  is  secured
   by  a  second  trust  deed  on  the Partnership's  property and equipment
   and an  assignment  of rents.   Based  on the original terms of the note,
   interest only  payments are due until April 28, 1999, at  which  time all
   outstanding  principal and interest are  payable.   The note  was  amended
   on February 1, 1994, resulting in a reduction of the interest rate from 12.625% to 6.00%, simple interest. In addition, no interest payments are due until April 28, 1999. At December 31, 1997 and 1996, accrued interest on the note was $111,957 and $86,757, respectively.

   Capital Improvement Loan Payable

   In conjunction with the amendment to the second trust deed note payable, the Lender agreed to lend the Partnership an additional $500,000 for capital improvements to be made to the Property in 1994. The loan is secured by a second trust deed on the Partnership's property and equipment and an assignment of rents. The capital improvement loan bears simple interest at 6.0% per annum. Principal and interest are due and payable, at the earlier of the end of the forbearance period as extended (at present, December 31, 1997) or April 28, 1999. At December 31, 1997 and 1996, accrued interest on the note was $102,724 and $72,723, respectively.

   Summary of Long-term Debt

   A  summary of long-term debt at December 31, 1997  and  1996 is as follows:

                                                Capital   Deferred
                                First  Working Improve-        and
                           Trust Deed  Capital     ment    accrued
                                 Note     Loan     Loan   interest
                              Payable  Payable  Payable    payable       Total

Balance, net of discount  $ 8,682,307  235,035  500,000  5,323,020  14,740,362
 at December 31,1994

Deferred and accrued interest
 during the year ended
 December 31, 1995                  _        _        _  1,619,385   1,619,385

Discount amortization during
 the year ended
 December 31, 1995            693,751   18,731        _    299,997   1,012,479

Balance, net of discount at
 December 31, 1995          9,376,058  253,766  500,000  7,242,402  17,372,226

Deferred and accrued interest
 during the year ended
 December 31, 1996                  _        _        _  1,801,778   1,801,778

Discount amortization during
 the year ended
 December31, 1996           1,102,844   29,776        _    476,902   1,609,522

Balance, net of discount
 at December 31, 1996      10,478,902  283,542  500,000  9,521,082  20,783,526

Deferred and accrued interest
 during the year ended
 December 31, 1997                  _        _        _  2,221,130   2,221,130

Discount amortization during
 the year ended
 December 31, 1997          1,649,209   44,527        _    713,166   2,406,902

Balance, net of discount at
 December 31, 1997        $12,128,111  328,069  500,000 12,455,378  25,411,558


(5)  General Partner and Management Services

   Management Agreement

   A management agreement between the Partnership and ConAm Management Corporation, an affiliate of ConCam, Inc., the general partner, provides for base management fees of 4% of gross revenue and an incentive management fee, which ranges from 0.5% to 1.5% of gross rental revenue, based on annual cash flow, as defined. If however, annual cash flow, as defined, does not exceed $1,200,000, the incentive fee will not be earned. No incentive management fee was earned for the years ended December 31,
   1997,  1996  or  1995.   The agreement  has  an  initial  term  of
   thirty-five   months, terminating  on  December  31, 1996,  and  is
   automatically renewable for successive one-year terms unless either party elects to terminate upon written notice given at least 90 days prior to
   the end of the current contract  year.   The Property  is  operating under
   the automatic renewal feature of the agreement in 1998 as neither party elected to terminate the contract within the last 90 days of the
   year ended  December  31,  1997.   Accrued  management  fees at December 31,
   1997  and  1996  were  $7,131  and   $8,245, respectively.

   Reimbursements to Affiliate

   As of December 31, 1997 and 1996, the Partnership had accrued a total of $20,471 of reimbursable expenses payable to an affiliate of the general partner for costs incurred on behalf of the Partnership.

(6)  Fair Value of Financial Instruments

   The   carrying  amount  of  funds  held  in  trust,  impound deposits  and other assets, accounts payable and other liabilities, due to affiliate, and rental security deposits are reasonable estimates of their fair values
   due  to  the short-term  nature  of  those instruments.   Management  has
   determined that it is not practicable to estimate the fair value of the Partnership's long-term debt and the related deferred and accrued interest payable, based primarily on the difficulty of predicting the
   timing  of  future  cash flows.   Also,  it  is unlikely that the
   Partnership could refinance its debt and repay the existing principal and related deferred and accrued interest payable.

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

   Notwithstanding anything to the contrary, the partnership agreement requires that the general partner's interest in each material item of partnership income, gain, loss, deduction or credit shall be equal to at least 1% of each item at all times during the existence of the Partnership.

(8)  Distributions

   Cash  Available  for  Distribution, as  defined,  is  to  be distributed 99%
   to  the limited  partner  and  1%  to  the general   partner.   Cash
   Available  for  Distribution   in Liquidation,  as  defined,  is  to  be
   distributed to the partners, pro rata, in accordance with each partner's capital account balance, to the extent thereof, after allocation of income, loss and other appropriate capital account adjustments.

(9)  Long-term Debt In Default and Management's Plan

   As  discussed in Note 4, both the forbearance agreement  and the  standstill
   letter expired on December  31,  1996.   On February  26,  1997,  the
   standstill letter was extended through December 31, 1997. However, that letter has not been extended to date. As such, the Partnership is in default on its long-term debt and the loans are callable at the Lender's
   discretion.   The  Partnership's  ability  to continue  its operations is dependent upon the restructuring of the long-term debt. Management is currently negotiating with the Lender to restructure the long-term debt. There is no assurance that these negotiations will be completed on terms satisfactory to the Partnership, if at all.



                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership
            Schedule III - Real Estate and Accumulated Depreciation
                               December 31, 1997

                                                                  Camelot
Residential property:                                    Lakes Apartments

Location                                                       Fresno, Ca
Construction date                                                    1985
Acquisition date                                                 04/01/94
Life on which depreciation in latest income                           (3)
  statements is computed
Encumbrances                                                 $ 30,355,069
Initial cost to the Partnership:
  Land                                                       $  2,380,000
  Land improvements                                               952,000
  Buildings                                                     7,934,395
  Furnishings and equipment                                       633,605
Costs capitalized subsequent to acquisition:
     Land, land improvements, buildings,
     furnishings and equipment                                    459,771
Write-down of land improvements and buildings                  (1,196,951)

Gross amount at which carried at close of period (1):
  Land                                                          2,380,000
  Land improvements                                               913,097
  Buildings                                                     6,980,559
  Furnishings and equipment                                       889,164

                                                             $ 11,162,820

Accumulated depreciation (2)                                 $  1,162,820

(1) Aggregate cost for federal income tax purposes is $0.
(2) The amount of accumulated depreciation for federal income tax purposes is $0.
(3) Land improvements and buildings - 35 years; furnishings and equipment - 10 years.



A reconciliation of the carrying amount of property and equipment and accumulated depreciation for the years ended December 31, 1997, 1996 and 1995 follows:

                                        1997         1996         1995
Property and equipment:
  Beginning of period           $ 12,108,538   12,068,775   12,053,499
  Additions                          251,233       39,763       15,276
  Write-down of assets            (1,196,951)           _            _

  End of period                 $ 11,162,820   12,108,538   12,068,775

Accumulated depreciation:
  Beginning of period                857,052      561,090      267,292
  Depreciation expense               305,768      295,962      293,798

  End of period                 $  1,162,820      857,052      561,090