Form 10-K, Exhibit 13
period 1998-12-31
VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP
filed 1999-03-31
CIK 829374

EXHIBIT 13.1

                      VICTORY TAX EXEMPT REALTY INCOME FUND
                               LIMITED PARTNERSHIP

                        1998 ANNUAL REPORT TO BAC HOLDERS

--------------------------------------------------------------------------------
            VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP
--------------------------------------------------------------------------------



       Victory Tax Exempt Realty Income Fund Limited Partnership was formed in 1989 to acquire a $15,515,000 Mortgage Revenue Bond (the "Bond") issued by the city of Fresno, California. Securing the Bond is a first mortgage loan (the "Loan") on Camelot Lakes Apartments (the "Property"), a 476-unit complex owned by an unaffiliated company. The complex consists of 64 buildings situated on 30 acres and includes a swimming pool, tennis court and covered parking.



                                    Contents

                      1  Message to Investors

                      3  Financial Statements

                      5  Notes to the Financial Statements

                     13  Report of Independent Auditors

1

--------------------------------------------------------------------------------
                              MESSAGE TO INVESTORS
--------------------------------------------------------------------------------


Presented for your review is the 1998 Annual Report for Victory Tax Exempt Realty Income Fund Limited Partnership (the "Partnership"). This report includes a discussion of the Partnership's operations and audited financial statements for the year ended December 31, 1998.

Current Status
As discussed in prior reports, the General Partner and the Property's owner, ConCam Associates, LP ("ConCam"), have agreed to pursue a sale of the Property or the Bond prior to the Loan's scheduled maturity date on April 28, 1999. We are pleased to report the Partnership has entered into a binding agreement to sell the Bond to Wasatch Acquisitions LLC, a Utah limited liability company, for a gross sales price of $11.6 million (the "Sale"). The proposed Sale is subject to the consent of the City of Fresno, California and a majority-in-interest of the outstanding limited partners (the "Limited Partners"), and to the satisfaction or waiver of other customary closing conditions. Approval by the Limited Partners will be solicited by a consent solicitation, which will be mailed in the near future to investors upon the completion of a Securities and Exchange Commission review process. If the Sale is ultimately consummated, we intend to distribute the net proceeds received for the Bond, together with the Partnership's remaining cash reserves (after payment of, or provision for, the Partnership's liabilities and expenses), and subsequently dissolve the Partnership. There can be no assurance that the sale will be completed in accordance with the announced terms, if at all.

Property operations improved during 1998, with the Property maintaining an average occupancy rate of 94% in 1998 compared to 86% in 1997.

Financial Highlights
The following chart highlights the performance of the Partnership for the year ended December 31st of the indicated years:

                                                       1998        1997
          -------------------------------------------------------------
          Interest received on the Bond            $862,552    $517,413
          Other interest                             24,378      13,894
          Cash provided by operating activities     712,296     358,539
          -------------------------------------------------------------

          o Interest received on the Bond increased primarily due to the payment of debt service by ConCam at a higher average rate of 5.1% during 1998, compared with an average rate of 3.4% during 1997.

          o Other interest increased slightly due to higher average cash balances maintained by the Partnership.

          o Cash provided by operating activities increased largely due to the increase in interest received on the Bond.

General Information
As you are probably aware, several unaffiliated third parties have commenced tender offers to purchase limited partnership units at prices that are below the Partnership's estimate of the fair market value per unit. In response, we have recommended that Limited Partners reject such offers since we believe that they do not reflect the underlying value of the Partnership's assets.

Summary
We believe that a sale of the Bond is the most effective means for maximizing the recovery of your investment in the Partnership. If the proposed Sale is completed, Limited Partners will receive a final liquidating distribution, and the Partnership will be dissolved during 1999. We will inform you of any material developments in future investor correspondence. In the interim, questions regarding the Partnership's performance should be directed to your Financial Consultant or Partnership Investor Services. All requests for a change of address or transfer should be submitted in writing to the Partnership's administrative agent at P.O. Box 7090, Troy, MI 48007-7090. Partnership Investor Services can be reached at (617) 342-4225, and the Partnership's administrative agent can be reached at (248) 637-7900.


Very truly yours,

CA Victory Inc.
General Partner


Daphne H. Aronson
President

March 31, 1999

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

-------------------------------------------------------------------------------------
BALANCE SHEETS
                                                     At December 31,   At December 31,
                                                               1998              1997
-------------------------------------------------------------------------------------
Assets
Investment in mortgage revenue bond, working
  capital loan, and capital improvements loan           $ 9,826,236       $10,000,000
Cash and cash equivalents                                 1,078,440           366,144
Mortgage acquisition fees, net of accumulated
  amortization of $414,209 and $371,409 in
  1998 and 1997, respectively                                13,791            56,591
-------------------------------------------------------------------------------------
      Total Assets                                      $10,918,467       $10,422,735
=====================================================================================
Liabilities and Partners' Capital (Deficit)
Liabilities:
  Accounts payable and accrued expenses                 $    68,700       $    51,016
  Due to affiliates                                          18,000            22,000
                                                        -----------------------------
      Total Liabilities                                      86,700            73,016
                                                        -----------------------------
Partners' Capital (Deficit):
  General Partner                                           (87,669)          (92,489)
  BAC Holders (2,140,000 BACS outstanding)               10,919,436        10,442,208
                                                        -----------------------------
      Total Partners' Capital                            10,831,767        10,349,719
-------------------------------------------------------------------------------------
      Total Liabilities and Partners' Capital           $10,918,467       $10,422,735
=====================================================================================



-------------------------------------------------------------------------------------
STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
For the years ended December 31, 1998, 1997 and 1996
                                              General             BAC
                                              Partner         Holders           Total
-------------------------------------------------------------------------------------
Balance at December 31, 1995                 $(58,613)    $13,797,670     $13,739,057
Net income                                      5,141         508,980         514,121
Cash distributions                             (9,688)       (960,802)       (970,490)
-------------------------------------------------------------------------------------
Balance at December 31, 1996                 $(63,160)    $13,345,848     $13,282,688
Net loss                                      (26,922)     (2,665,308)     (2,692,230)
Cash distributions                             (2,407)       (238,332)       (240,739)
-------------------------------------------------------------------------------------
Balance at December 31, 1997                 $(92,489)    $10,442,208     $10,349,719
Net income                                      4,820         477,228         482,048
-------------------------------------------------------------------------------------
Balance at December 31, 1998                 $(87,669)    $10,919,436     $10,831,767
=====================================================================================

See accompanying notes to the financial statements.

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

-------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
For the years ended December 31,
                                                 1998            1997            1996
-------------------------------------------------------------------------------------
Revenue
Share of earnings from investment
  in mortgage revenue bond                 $  688,788     $   426,352     $   627,378
Other interest                                 24,378          13,894          18,813
                                           ------------------------------------------
      Total Revenue                           713,166         440,246         646,191
-------------------------------------------------------------------------------------
Expenses
Loss on write-down of investment in mortgage
  revenue bond, working capital loan, and
  capital improvements loan                        --       2,892,415              --
General and administrative                    188,318         197,261          89,270
Amortization of mortgage costs                 42,800          42,800          42,800
                                           ------------------------------------------
      Total Expenses                          231,118       3,132,476         132,070
-------------------------------------------------------------------------------------
      Net Income (Loss)                    $  482,048     $(2,692,230)    $   514,121
=====================================================================================
Net Income (Loss) Allocated:
To the General Partner                     $    4,820     $   (26,922)    $     5,141
To the BAC Holders                            477,228      (2,665,308)        508,980
-------------------------------------------------------------------------------------
      Net Income (Loss)                    $  482,048     $(2,692,230)    $   514,121
=====================================================================================
Per BAC
(2,140,000 outstanding)                       $   .23         $ (1.25)        $   .24
-------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
For the years ended December 31,
                                                 1998            1997            1996
-------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net income (loss)                          $  482,048     $(2,692,230)    $   514,121
Adjustments to reconcile net income
(loss) to net cash provided by
operating activities:
  Loss on write-down of investment in
    mortgage revenue bond, working
    capital loan, and capital
    improvements loan                              --       2,892,415              --
  Share of earnings from investment
    in mortgage revenue bond                 (688,788)       (426,352)       (627,378)
  Interest received on mortgage
    revenue bond                              862,552         517,413         866,258
  Amortization of mortgage costs               42,800          42,800          42,800
  Increase (decrease) in cash arising
  from changes in operating assets and
  liabilities:
    Accounts payable and accrued expenses      17,684           2,493          15,836
    Due to affiliates                          (4,000)         22,000              --
                                           ------------------------------------------
Net cash provided by operating activities     712,296         358,539         811,637
-------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Cash distributions                               --        (402,844)     (1,080,808)
                                           ------------------------------------------
Net cash used for financing activities             --        (402,844)     (1,080,808)
-------------------------------------------------------------------------------------
Net increase (decrease) in cash and
cash equivalents                              712,296         (44,305)       (269,171)
Cash and cash equivalents,
beginning of year                             366,144         410,449         679,620
                                           ------------------------------------------
Cash and cash equivalents, end of year     $1,078,440     $   366,144     $   410,449
=====================================================================================

See accompanying notes to the financial statements.

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

NOTES TO THE FINANCIAL STATEMENTS
December 31, 1998, 1997 and 1996

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

The General Partner is CA Victory Inc., formerly Shearson/Victory Inc. (see below), which is a Delaware corporation and an affiliate of Lehman Brothers Inc. (the "Selling Agent"), formerly Shearson Lehman Brothers Inc., (see below). The Assignor Limited Partner is CA Victory Assignor Corp., formerly Shearson/Victory Assignor Corp. (see below), which is wholly-owned by Lehman Brothers.

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

On April 28, 1989, the Partnership acquired an investment in a mortgage revenue bond (the "Bond") from the City of Fresno, California in the principal amount of $15,515,000 secured by a mortgage loan (the "Loan") on Camelot Lakes Apartments, a 476 unit apartment complex (the "Property"). Until February 1, 1994, the original owner of the Property was Camelot Lakes Associates ("Camelot Lakes"), an unaffiliated California Limited Partnership. The current owner of the Property is ConCam Associates, LP ("ConCam" or the "Borrower"), an unaffiliated California Limited Partnership.

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

2. Significant Accounting Policies

Investment in Mortgage Revenue Bond, Working Capital Loan and Capital Improvements Loan The Partnership accounts for its investment in the Mortgage Revenue Bond, the Working Capital Loan and the Capital Improvements Loan (the "Investment") using the equity method in accordance with AICPA Statement of Position 78-9. The Partnership is not obligated to fund net operating losses of the property underlying the Investment. Under this method, the carrying value of the Bond is (i) reduced for the interest received from Camelot Lakes and (ii) increased or decreased by the Partnership's share of earnings or losses of Camelot Lakes. The Partnership generally receives a special allocation of income equal to the mortgage loan interest due under the bond and loan agreements, which payments are funded by property operations. Prior to October 1, 1998, depreciation on the building and personal property funded by the bond and loans was provided using the straight-line method over 40 years and 5-7 years, for the amounts allocable to buildings and personal property, respectively. On October 1, 1998, the Partnership committed to sell the investment and, as a result, ceased depreciation of building and personal property funded by the Bond.

At December 31, 1997, the Partnership completed a review of the recoverability of the carrying amount of its investment in the Mortgage Revenue Bond, Working Capital Loan, and Capital Improvements Loan based upon an estimate of undiscounted cash flows expected to result from the property underlying the investment's use and eventual disposition. Based upon the review completed at December 31, 1997 and a change in management's estimated holding period, the Partnership wrote down the carrying value of its investment in accordance with Statement of Financial Accounting Standards No. 121 (See Note 4).

Syndication Costs During 1989, selling commissions paid in connection with the Public Offering, totaling $1,070,000, and sales and registration costs, totaling $719,754, were charged against BAC Holders' capital.

Mortgage Acquisition Fees Mortgage acquisition fees are recorded at cost less accumulated amortization, and are being amortized using the straight-line method over the term of the Bond.

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

The carrying amount of cash and cash equivalents, due to affiliates, and accounts payable and accrued expenses are estimates of their fair value due to the short-term nature of those instruments.

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

Concentration of Credit Risk Financial instruments which potentially subject the Partnership to a concentration of credit risk principally consist of cash and cash equivalents in excess of the financial institution's insurance limits.

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

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

4. Mortgage Revenue Bond, Working Capital Loan, and Capital Improvements Loan

Mortgage Revenue Bond The following schedule represents the changes made to the carrying value of the mortgage revenue bond since its acquisition:

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

-------------------------------------------------------------------------------
  Original issue value                                              $15,515,000
    Working Capital Loan                                                420,000
    1989 share of Camelot Lakes earnings                                488,679
    1989 interest received on mortgage revenue bond                    (615,040)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1989                                  15,808,639
    1990 share of Camelot Lakes earnings                                772,557
    1990 interest received on mortgage revenue bond                  (1,039,505)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1990                                  15,541,691
    1991 share of Camelot Lakes earnings                                805,999
    1991 interest received on mortgage revenue bond                  (1,039,505)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1991                                  15,308,185
    1992 share of Camelot Lakes earnings                                677,121
    1992 interest received on mortgage revenue bond                  (1,202,412)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1992                                  14,782,894
    1993 share of Camelot Lakes earnings                                527,857
    1993 interest received on mortgage revenue bond                  (1,172,899)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1993                                  14,137,852
    Capital Improvements Loan                                           500,000
    1994 share of Camelot Lakes earnings                                377,211
    1994 interest received on mortgage revenue bond                    (833,850)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1994                                  14,181,213
    1995 share of Camelot Lakes earnings                                 43,158
    1995 interest received on mortgage revenue bond                  (1,002,015)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1995                                  13,222,356
    1996 share of Camelot Lakes earnings                                627,378
    1996 interest received on mortgage revenue bond                    (866,258)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1996                                  12,983,476
    1997 share of Camelot Lakes earnings                                426,352
    1997 interest received on mortgage revenue bond                    (517,413)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1997, before write down               12,892,415
    Loss on write-down of investment in mortgage revenue
      bond, working capital loan, and capital improvements loan      (2,892,415)
-------------------------------------------------------------------------------
  Carrying value, December 31, 1997                                  10,000,000
    1998 share of Camelot Lakes earnings                                688,788
    1998 interest received on mortgage revenue bond                    (862,552)
-------------------------------------------------------------------------------

  Net carrying value, December 31, 1998                             $ 9,826,236
                                                                    ===========

Under the original loan documents, the interest rates during the term of the mortgage loan are as follows:

                                       Base                         Primary    Supplemental
                                   Interest   Deferred Base      Contingent      Contingent
                                       Rate   Interest Rate   Interest Rate   Interest Rate
-------------------------------------------------------------------------------------------
April 28, 1989 to April 30, 1992      6.70%           5.30%           4.00%              --
May 1, 1992 to April 30, 1994         8.50%              --           4.25%           3.25%
May 1, 1994 to April 28, 1999         8.75%              --           4.00%           3.25%
-------------------------------------------------------------------------------------------

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

The Loan matures April 28, 1999. Base interest accrued monthly and was payable in arrears. Deferred base interest and primary contingent interest, which totaled $2,473,737 and $6,081,880 at December 31, 1998, will be payable monthly in arrears from excess Net Cash Flow, as defined, from the Property. Supplemental contingent interest, which totaled $3,361,583 and $2,857,346 at December 31, 1998 and 1997, respectively, will be payable monthly in arrears to the extent of 65% of Net Cash Flow remaining after the payment of deferred base interest and primary contingent interest. Should the Net Cash Flow of the Property in any year be insufficient to pay any primary or supplemental contingent interest, the unpaid amounts will be deferred and payable from future cash flows or upon maturity of the mortgage loan. Based on the current performance of the Property, it is unlikely that any deferred base interest, primary contingent interest or supplemental contingent interest payments will be collected by the Partnership.

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

                                             Minimum Interest
                                                     Pay Rate
                   ------------------------------------------
                   Per annum rate - 1995                6.50%
                   Per annum rate - 1996                7.00%
                   Per annum rate - 1997                7.50%
                   Per annum rate - 1998                8.00%
                   ------------------------------------------

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

The unpaid interest from the difference between the original base interest rate (8.5% through April 30, 1994 and 8.75% thereafter) and the minimum interest pay rate are being added to the unpaid interest as of February 1, 1994, and are accrued and compounded monthly at the base interest rate. As of December 31, 1998 and December 31, 1997, the accrued interest differential totaled $3,550,839 and $2,779,324, respectively. Any excess cash flow from the Property after payment of the minimum interest payment will be allocated to reducing such accrued interest. During the forbearance period, an annual deposit into the reserve fund for replacements is required in the amount of $130,900, increasing 3% per annum beginning in January 1995. On April 22, 1994, the General Partner and ConCam modified the Forbearance Agreement to redirect the monthly deposits for 1994 to the Partnership as payment of Base Interest, beginning with the April 1994 payment. Monthly deposits into the replacement reserve were scheduled to resume effective January 1, 1995, subject to the original terms of the Forbearance Agreement. However, on October 24, 1994, the Partnership agreed to allow ConCam to discontinue monthly payments into the reserve fund, including the remaining 1994 payments that, pursuant to the agreement dated April 22, 1994, were to be redirected as payment of Base Interest. Such payments have remained discontinued throughout 1998 and reinstatement is at the sole discretion of the General Partner.

On May 8, 1996, as a result of negotiations with ConCam, the Partnership executed a Letter Agreement as further amended (the "Agreement") to generally allow a continuance of the terms of the Forbearance Agreement which originally became effective January 31, 1994. The Agreement provided that in lieu of the minimum pay rate, ConCam pay as debt service all available cash flow. The Agreement was in effect through December 31, 1996, the expiration of the Forbearance Agreement. At such time, the parties were engaged in good faith negotiations, and therefore, the Partnership extended the Agreement with ConCam through December 31, 1997, which was further extended through December 31, 1998. Payments made by ConCam during 1998 approximated an average pay rate of 5.1%. Effective December 31, 1998, the Agreement was extended through the earlier of
(i) June 30, 1999, (ii) the closing of the sale of the Bond and the Property or
(iii) the termination of the Agreement upon default by the borrower. Subject to closing on the sale of the Bond, ConCam will cease making debt service payments beginning January 1, 1999 and instead will use the cash flow generated by the property to pay operating expenses and closing costs.

Based on its evaluation of conditions in the Fresno market, the General Partner concluded there is little indication that job growth, or, consequently, demand for rental units, will improve substantially in the foreseeable future. Given these factors, the General Partner and ConCam agreed to pursue a sale of the Property and/or the Bond prior to the Loan's scheduled maturity date on April 28, 1999. In February 1999, the Partnership entered into a binding agreement to sell the Bond to Wasatch Acquisitions LLC, a Utah limited liability company, or its designated affiliate, for a gross sale price of $11.6 million (the "Sale"). The proposed Sale will require the consent of a majority-in-interest of the outstanding BAC Holders and the City of Fresno, California. Approval by the BAC Holders will be solicited only by means of a consent solicitation, which will be mailed to BAC Holders upon the completion of a customary Securities and Exchange Commission review process. There can be no assurance that the Sale will be consummated on the announced terms, if at all.

Based upon the decision to pursue a sale of the investment and the resulting change in the estimated holding period, the Partnership wrote down the carrying value of its investment in Mortgage Revenue Bond, Working Capital Loan, and Capital Improvements Loan at December 31, 1997 to $10,000,000, the estimated fair value of the collateral as determined by management as of that date. At December 31, 1998, the carrying value totaled $9,826,236.

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

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

On February 1, 1994, the Partnership executed a First Amendment to the Working Capital Loan Agreement (the "Amendment") with the current owner of the Property. Under the Amendment, the Partnership agreed to lend the Property up to the aggregate amount of $500,000 (the "Capital Improvements Loan") for capital improvements to be made to the Property in 1994. The Capital Improvements Loan bears simple interest, non-compounding, at the per annum rate of 6.0% and all interest shall be due and payable, together with the principal balance of the Capital Improvements Loan, upon the earlier of the end of the forbearance period or the Maturity Payment Date. As of December 31, 1998 and December 31, 1997, the interest receivable on the Capital Improvements Loan totaled $132,725 and $102,724, respectively. The Amendment also provides that the principal balance and accrued interest balance of the Working Capital Loan, $420,000 and $13,256, respectively as of February 1, 1994, plus all future accrued working capital loan base interest is due and payable on the Maturity Payment Date. All working capital loan base interest shall continue to accrue at the per annum rate of 6.0%, a reduction in the previous rate of 12.625%. The Borrower shall not be obligated to pay working capital loan base interest or any other interest payments that may be required under the Working Capital Loan Agreement until the Maturity Payment Date. As of December 31, 1998 and December 31, 1997, the interest receivable on the Working Capital Loan totaled $137,157 and $111,957, respectively. Based on the Property's performance, it is unlikely that any interest on Capital Improvements Loan and the Working Capital Loan will be received by the Partnership. Consequently, the interest receivable amounts are not recorded on the accompanying financial statements. The obligation to repay all loans, including the Bond, and interest thereon, is a nonrecourse obligation of the Borrower and will be repaid only to the extent excess cash flow from Property operations or proceeds from the sale of the Property are available. If the sale of the Bond is consummated, upon closing of such sale and compliance by ConCam of the terms and conditions of the Agreement, ConCam will be released from all monetary obligations under the Working Capital Loan and Capital Improvement Loan.

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

Commencing January 1, 1997, the Partnership began reimbursing certain expenses incurred by the General Partner and its affiliates in servicing the Partnership to the extent permitted by the Partnership Agreement. These expenses totaled approximately $25,400 and $43,000 in 1998 and 1997, of which $18,000 and $22,000 is due to affiliates at December 31, 1998 and 1997, respectively. In prior years, affiliates of the General Partner had voluntarily absorbed these expenses.

6. Distributions Payable
Cash distributions, per the Statements of Partners' Capital (Deficit), are recorded on the accrual basis, which recognizes specific record dates for payments within each fiscal year; the Statements of Cash Flows recognize actual cash paid during the period. The following table discloses the annual differences as presented on the accompanying financial statements:

           Distributions
              Payable at        Statements of                     Distributions
               Beginning    Partners' Capital    Statements of       Payable at
               of Period            (Deficit)       Cash Flows    End of Period
-------------------------------------------------------------------------------
1998            $     --             $     --       $       --         $     --
1997             162,105              240,739          402,844               --
1996             272,423              970,490        1,080,808          162,105
-------------------------------------------------------------------------------

VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP

Cash distributions were suspended beginning with the 1997 third quarter distribution, which would have been paid in November 1997.

7. Reconciliation of Financial Statement Net Income
   (Loss) to Federal Income Tax Net Income
As discussed in Note 4, the investment in the Bond is accounted for using the equity method for financial reporting purposes. However, for tax purposes, the investment in the Bond is treated as a mortgage loan receivable. Primarily as a result of this difference in accounting and the 1997 impairment loss adjustment, income for tax purposes, including tax exempt income reported to the BAC Holders for each of the years ended December 31, 1998 and December 31, 1997 was greater than net income (loss) per the Statements of Operations by approximately $115,000 and $2,973,000, respectively. Tax exempt income reported to the BAC Holders amounted to approximately $887,000 and $531,000 for 1998 and 1997, respectively.

13

--------------------------------------------------------------------------------
                         REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------



The Partners
Victory Tax Exempt Realty Income Fund Limited Partnership:

We have audited the accompanying balance sheets of Victory Tax Exempt Realty Income Fund Limited Partnership (a Delaware limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Victory Tax Exempt Realty Income Fund Limited Partnership as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 15, 1999

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                              Financial Statements

                           December 31, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The General Partner
ConCam Associates, LP,
  A California Limited Partnership:


We have audited the accompanying balance sheets of ConCam Associates, LP, A California Limited Partnership (the Partnership), as of December 31, 1998 and 1997 and the related statements of operations and partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the financial statements, we also have audited the related financial statement schedule III. These financial statements and the related financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and the related financial statement schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ConCam Associates, LP, A California Limited Partnership, as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits, the related financial statement schedule III, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying financial statements and the related financial statement schedule III have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 9 to the financial statements, the ability of the Partnership to meet its obligations as they become due has been adversely affected by cash flow deficits from operations. This condition raises substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 9 to the financial statements. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                                 KPMG LLP
San Diego, California
February 11, 1999, except for Note 11
  to the financial statements, as to which the date is March 15, 1999

                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                                 Balance Sheets
                           December 31, 1998 and 1997


                    Assets                               1998               1997
                                                   ----------------   ----------------

Cash held in trust by ConAm Management
  Corporation including $56,180 and $54,762
  in 1998 and 1997, respectively, in
  interest-bearing accounts                       $       113,142            170,236
Impound deposits and other assets                          58,056             41,752
Prepaid expenses                                            5,093              8,012

Property and equipment, at cost,
  encumbered (notes 3 and 4):
  Land                                                  2,380,000          2,380,000
  Land improvements                                       917,187            913,097
  Buildings                                             6,980,559          6,980,559
  Furnishings and equipment                             1,004,558            889,164
                                                   ----------------   ----------------

                                                       11,282,304         11,162,820

  Less accumulated depreciation                        (1,451,071)        (1,162,820)
                                                   ----------------   ----------------

        Net property and equipment                      9,831,233         10,000,000

Organization costs, less amortization of
  $11,851 and $9,399 in 1998 and 1997,
  respectively                                                407              2,859
                                                   ----------------   ----------------

                                                  $    10,007,931         10,222,859
                                                   ================   ================

          Liabilities and Partners' Deficit

Accounts payable and other liabilities            $        50,526             50,224
Due to affiliate (note 5)                                  27,602             27,602
Rental security deposits                                  143,421            139,022
First trust deed note payable, net of
  discount (Note 4)                                    14,524,270         12,128,111
Working capital loan payable, net of
  discount (Note 4)                                       392,764            328,069
Capital improvement loan payable (Note 4)                 500,000            500,000
Deferred and accrued interest payable, net of          15,448,327         12,455,378
  discount (Note 4)
                                                   ----------------   ----------------

        Total liabilities                              31,086,910         25,628,406
                                                   ----------------   ----------------

Partners' deficit (Notes 7 and 8):
  General partner                                        (210,789)          (154,055)
  Limited partner                                     (20,868,190)       (15,251,492)
                                                   ----------------   ----------------

        Total partners' deficit                       (21,078,979)       (15,405,547)
                                                   ----------------   ----------------

                                                  $    10,007,931         10,222,859
                                                   ================   ================


See accompanying notes to financial statements.

                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                 Statements of Operations and Partners' Deficit

              For the years ended December 31, 1998, 1997 and 1996


                                                        1998               1997               1996
                                                   ----------------   ----------------    ----------------

Revenue:
  Rent (Note 4)                                   $     1,965,461          1,822,507           1,883,836
  Laundry                                                   9,031             14,787              12,995
  Forfeited deposits                                       67,637             62,057              76,049
  Late charges and other                                   55,051             59,361              47,979
  Carport and garage                                       35,760             33,523              33,772
  Interest                                                  1,418              1,602               1,650
                                                   ----------------   ----------------    ----------------

                                                        2,134,358          1,993,837           2,056,281
                                                   ----------------   ----------------    ----------------
Expenses:
  Salaries                                                244,637            234,062             229,114
  Payroll taxes                                            58,482             50,841              53,345
  Office supplies                                          29,181             36,822              20,108
  Utilities                                               188,641            188,544             182,973
  Repairs and maintenance                                 257,395            306,431             266,556
  Advertising                                              36,968             44,567              25,885
  Management fees (Note 5)                                 86,209             79,919              82,251
  Real estate taxes                                       132,877            145,136             131,108
  Insurance                                                24,103             30,963              34,467
  Professional fees                                        38,948             35,972              39,996
  Security services                                        74,562             58,843              39,121
  Miscellaneous                                            28,729             11,251              36,558
  Interest, including $3,497,022,
   $2,406,902 and $1,609,522 for the
   years ended December 31, 1998, 1997
   and 1996, respectively, of
   amortization of discount                             6,316,355          5,145,445           4,277,558
  Depreciation                                            288,251            305,768             295,962
  Amortization of organization costs                        2,452              2,452               2,452
  Provision for impairment loss (Note 3)                       --          1,196,951                  --
                                                   ----------------   ----------------    ----------------

                                                        7,807,790          7,873,967           5,717,454
                                                   ----------------   ----------------    ----------------

        Net loss                                       (5,673,432)        (5,880,130)         (3,661,173)

Partners' deficit at beginning of year                (15,405,547)        (9,525,417)         (5,864,244)
                                                   ----------------   ----------------    ----------------

Partners' deficit at end of year
  (Notes 7 and 8)                                 $   (21,078,979)       (15,405,547)         (9,525,417)
                                                   ================   ================    ================


See accompanying notes to financial statements.

                             CONCAM ASSOCIATES, LP,
                        A California Limited Partnership

                            Statements of Cash Flows

                  Years ended December 31, 1998, 1997 and 1996


                                                        1998               1997               1996
                                                   ----------------   ----------------    ----------------

Cash flows from operating activities:
  Net loss                                        $    (5,673,432)        (5,880,130)         (3,661,173)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
      Depreciation                                        288,251            305,768            295,962
      Amortization of discount on long-term debt        3,497,022          2,406,902          1,609,522
      Amortization of organization costs                    2,452              2,452              2,452
      Provision for impairment loss                            --          1,196,951                 --
      Change in assets and liabilities:
        Impound deposits and other assets                 (16,304)            (5,637)            11,959
        Prepaid expenses                                    2,919              5,453              1,150
        Accounts payable and other liabilities                302             (6,363)                14
        Due to affiliate                                       --             (1,114)            (1,413)
        Rental security deposits                            4,399             17,908            (12,580)
        Deferred and accrued interest                   1,956,781          2,221,130           1,801,778
                                                   ----------------   ----------------    ----------------

            Net cash provided by
              operating activities                         62,390            263,320             47,671

Cash flows from investing activities -
  purchase of fixed assets                               (119,484)          (251,233)            (39,763)
                                                   ----------------   ----------------    ----------------

Net increase (decrease) in cash held in
  trust by ConAm Management Corporation                   (57,094)            12,087               7,908

Cash held in trust by ConAm Management
  Corporation at beginning of year                        170,236            158,149             150,241
                                                   ----------------   ----------------    ----------------

Cash held in trust by ConAm Management
  Corporation at end of year                      $       113,142            170,236             158,149
                                                   ================   ================    ================

Supplemental disclosure of cash flow
  information - cash paid during the
  year for interest                               $       862,552            517,413             866,258
                                                   ================   ================    ================

See accompanying notes to financial statements.

5
                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                          Notes to Financial Statements

                        December 31, 1998, 1997 and 1996



(1)  Organization and Summary of Significant Accounting Policies and Practices

     (a)  General

          ConCam Associates, LP (the Partnership), a partnership between ConCam, Inc., as the general partner, and Continental American Properties, Ltd., as the limited partner, was formed January 28, 1994 for the purpose of acquiring and operating Camelot Lakes Apartments (the Property), a 476-unit apartment complex located in Fresno, California. The Partnership acquired the Property on February 1, 1994. The Partnership generally leases its apartment units with lease terms of one year or less. The Property operations is the Partnership's only business segment.

     (b)  Basis of Accounting

          The accompanying financial statements are prepared on the accrual basis of accounting. Revenue is recognized when earned and expenses are recognized when incurred in accordance with generally accepted accounting principles.

     (c)  Depreciation

          Depreciation has been provided over the estimated useful lives of the related assets (buildings and improvements - 35 years; furniture - 10 years) using the straight-line method with an estimated residual value equal to 10% of the original cost.

     (d)  Organization Costs

          Organization costs are amortized using the straight-line method over a 5-year period.

     (e)  Income Taxes

          No provision for income taxes has been made as the liability for such taxes is that of the partners, rather than the Partnership. At December 31, 1998 and 1997, the tax basis of the Partnership's assets was $176,698 and $222,859, respectively, and the tax basis of the Partnership's liabilities was $221,549 and $216,848, respectively.

     (f)  Discount on Long-Term Debt

          The discount on long-term debt is amortized over the life of the related liabilities using the interest method.

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         Notes to Financial Statements

                        December 31, 1998, 1997 and 1996



     (g)  Impairment of Long-Lived Assets

          The Partnership assesses its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. At December 31, 1998, the Property was an asset to be held and used as the Partnership did not have the ability to sell the Property without the approval of the Lender.

     (h)  Loss Per Unit

          The Partnership did not issue units to the limited partner, therefore, loss per unit is not applicable.

     (i)  Use of Estimates

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

     (j)  Concentration of Credit Risk

          The Partnership's cash held in trust by ConAm Management Corporation is a financial instrument that is exposed to a concentration of credit risk. ConAm Management Corporation places the Partnership's cash balances with high credit quality and federally insured institutions. Cash balances with any one institution may be in excess of federally insured limits or may be invested in a non-federally insured money market account. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

(2)  Acquisition of Property

     The Partnership acquired the Property for $1 plus the assumption of existing debt, and discounted the debt and related deferred and accrued interest payable in order to value the liabilities at the fair value of the assets acquired in accordance with APB Opinion No. 21, "Interest on
     Receivables and Payables." The Property was valued at $11,900,000 on February 1, 1994. The $10,449,842 difference between the face amount of the notes and the value of the property is shown as a discount. As of December 31, 1998, 1997 and 1996, respectively, $3,497,022, $2,406,902 and
     $1,609,522 of the discount was amortized as interest expense at an effective rate of 23.17% for 1998, 23.12% for 1997 and 23.26% for 1996. At
     December 31, 1998 and 1997, the tax basis of the Partnership's Property was zero.

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         Notes to Financial Statements

                        December 31, 1998, 1997 and 1996



(3)  Impairment Loss

     In 1997, after the completion of the renovation of a number of the Property's apartment units and other property improvements, management of the Partnership reevaluated the recoverability of the carrying value of the Property. Based on its current and projected performance, management did not believe the Partnership will be able to recover the carrying value of its Property. Therefore, the Partnership recorded an impairment loss of $1,196,951. The loss represented the difference between the carrying value and the estimated fair value of the Property at that time. The fair value was estimated based on discounted projected future cash flows and comparable sales. At December 31, 1998, the Partnership believes that it will be able to recover the carrying value of its property.

(4)  Long-Term Debt

     On February 1, 1994, the Partnership executed an assignment and assumption agreement with the original owner of the Property, Camelot Lakes Associates, whereby, in conjunction with the acquisition of the Property, the Partnership assumed the first and second trust deed notes payable.

     (a)  First Trust Deed Note Payable

          The funds for the first trust deed were made available to the lender through the issuance of revenue bonds (Revenue Bonds), with the stipulation that 20% of the Property's units must be reserved for low or very low income tenants, as defined. On December 16, 1997, the Property's requirement to reserve units for low or very low income tenants expired. The first trust deed note payable in the amount of $15,515,000, is secured by property and equipment and an assignment of rents. The note bears interest at 16% per annum consisting of base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest. Unamortized discount on the first trust deed note payable at December 31, 1998 and 1997 was $990,730 and $3,386,889, respectively.

          Under the original loan agreement, interest rates during the term of the note are as follows:

                                                           Deferral
                                                            period
                                                           deferred     Primary      Supplemental
                                                 Base        base      contingent     contingent
                                               interest    interest     interest       interest
                                              ----------  ----------  ------------  --------------

     April 28, 1989 through April 30, 1992       6.70%       5.30%        4.00%             --
     May 1, 1992 through April 30, 1994          8.50%          --        4.25%          3.25%
     May 1, 1994 through April 28, 1999          8.75%          --        4.00%          3.25%

          In conjunction with the acquisition of the Property, the Partnership executed a forbearance agreement with Victory Tax Exempt Realty Income Fund Limited Partnership (the Lender). The forbearance agreement was effective from February 1, 1995 through December 31, 1996, at which time the Lender had the option to extend the forbearance period or reinstate the original terms of the first trust deed note agreement (Note 11).

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         Notes to Financial Statements

                        December 31, 1998, 1997 and 1996



          In accordance with the forbearance agreement, the minimum base interest pay rate in 1998, 1997 and 1996 was 8.0%, 7.5% and 7.0%, respectively. The unpaid interest from the difference between the original base interest rate and the minimum base interest pay rate is to be added to the unpaid interest as of February 1, 1994, and compounds monthly at the base interest rate. Deferral period deferred base interest is payable on April 28, 1999. Primary contingent interest is payable in arrears from excess Net Cash Flow, as defined. Supplemental contingent interest is payable from 65% of Net Cash Flow remaining after the payment of deferred base interest and primary contingent interest. Interest only payments are scheduled until April 28, 1999, at which time all outstanding principal and interest are payable. Beginning in February 1996, payments of the minimum base interest were less than the amounts required by the forbearance agreement. As such, on May 8, 1996, the Lender issued a standstill letter effective through December 31, 1996. The standstill letter allowed for the continuance of the forbearance agreement however, the Partnership was required to pay debt service based on all available cash flow, in lieu of the minimum base interest pay rate, as required in the forbearance agreement. On February 26, 1997, the standstill letter was extended through December 31, 1997. On May 11, 1998, the standstill letter was extended through December 31, 1998 (Note 11). Accrued base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest at December 31, 1998 were $3,689,256, $2,473,737, $6,081,880 and $3,362,095, respectively. Accrued base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest at December 31, 1997 were $2,913,025, $2,473,737, $5,416,280 and $2,857,346, respectively. Unamortized discount on accrued base interest, deferral period deferred base interest, primary contingent interest and supplemental contingent interest at December 31, 1998 and 1997 was $428,523 and $1,464,691, respectively.

          In accordance with the forbearance agreement, monthly deposits were required to be made to a replacement reserve. In April 1994, the Lender agreed to allow the Partnership to redirect the funds to payment of base interest. The reinstatement of monthly replacement reserve deposits is at the sole discretion of the Lender (Note 11).

     (b)  Working Capital Loan Payable

          The working capital loan payable has an outstanding principal amount of $420,000 at December 31, 1998 and 1997. The loan is secured by a second trust deed on the Partnership's property and equipment and an assignment of rents. Based on the original terms of the note, interest only payments are due until April 28, 1999, at which time all outstanding principal and interest are payable. The note was amended on February 1, 1994, resulting in a reduction of the interest rate from 12.625% to 6.00%, simple interest. In addition, no interest payments are due until April 28, 1999 (Note 11). At December 31, 1998 and 1997, accrued interest on the note was $137,157 and $111,957, respectively. Unamortized discount on the working capital loan payable at December 31, 1998 and 1997 was $27,236 and $91,931, respectively.

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         Notes to Financial Statements

                        December 31, 1998, 1997 and 1996



     (c)  Capital Improvement Loan Payable

          In conjunction with the amendment to the second trust deed note payable, the Lender agreed to lend the Partnership an additional $500,000 for capital improvements to be made to the Property in 1994. The loan is secured by a second trust deed on the Partnership's property and equipment and an assignment of rents. The capital improvement loan bears simple interest at 6.0% per annum. Principal and interest are due and payable at the earlier of the end of the forbearance period as extended or April 28, 1999 (Note 11). At December 31, 1998 and 1997, accrued interest on the note was $132,725 and $102,724, respectively.

     (d)  Summary of Long-Term Debt

          A summary of long-term debt at December 31, 1998 and 1997 is as follows:

                                    First            Working          Capital           Deferred
                                 trust deed          capital        improvement        and accrued
                                     note             loan              loan            interest
                                   payable           payable           payable           payable            Total
                                --------------    --------------    --------------    --------------    --------------

Balance, net of discount at
  December 31, 1995            $   9,376,058           253,766           500,000         7,242,402        17,372,226

Deferred and accrued
  interest during the year
  ended December 31, 1996                 --                --                --         1,801,778         1,801,778

Discount amortization
  during the year ended
  December 31, 1996                1,102,844            29,776                --           476,902         1,609,522
                                --------------    --------------    --------------    --------------    --------------

Balance, net of discount at
  December 31, 1996               10,478,902           283,542           500,000         9,521,082        20,783,526

Deferred and accrued
  interest during the year
  ended December 31, 1997                 --                --                --         2,221,130         2,221,130

Discount amortization
  during the year ended
  December 31, 1997                1,649,209            44,527                --           713,166         2,406,902
                                --------------    --------------    --------------    --------------    --------------

Balance, net of discount at       12,128,111           328,069           500,000        12,455,378        25,411,558
  December 31, 1997

Deferred and accrued
  interest during the year                --                --                --         1,956,781          1,956,781
  ended December 31, 1998

Discount amortization
  during the year
  ended December 31, 1998          2,396,159            64,695                --         1,036,168         3,497,022
                                --------------    --------------    --------------    --------------    --------------

Balance, net of discount at
December 31, 1998              $  14,524,270           392,764           500,000        15,448,327        30,865,361
                                ==============    ==============    ==============    ==============    ==============

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         Notes to Financial Statements

                        December 31, 1998, 1997 and 1996



(5)  General Partner and Management Services

     (a)  Management Agreement

          A management agreement between the Partnership and ConAm Management Corporation (CAMC), an affiliate of ConCam, Inc., the general partner, provides for base management fees of 4% of gross revenue and an incentive management fee, which ranges from 0.5% to 1.5% of gross rental revenue, based on annual cash flow, as defined. If however, annual cash flow, as defined, does not exceed $1,200,000, the incentive fee will not be earned. No incentive management fee was earned for the years ended December 31, 1998, 1997 or 1996 (Note 11). The agreement has an initial term of 35 months, terminating on December 31, 1996, and is automatically renewable for successive 1-year terms unless either party elects to terminate upon written notice given at least 90 days prior to the end of the current contract year. The Property is operating under the automatic renewal feature of the agreement in 1999 as neither party elected to terminate the contract within the last 90 days of the year ended December 31, 1998. Accrued management fees at December 31, 1998 and 1997 were $7,131.

     (b)  Reimbursements to Affiliate

          As of December 31, 1998 and 1997, the Partnership had accrued a total of $20,471 of reimbursable expenses payable to an affiliate of the general partner for costs incurred on behalf of the Partnership.

(6)  Fair Value of Financial Instruments

     The carrying amount of funds held in trust, impound deposits and other assets, accounts payable and other liabilities, due to affiliate, and rental security deposits are reasonable estimates of their fair values due to the short-term nature of those instruments. Management estimates that the fair value of the Partnership's first trust deed note payable is $11,600,000. This estimate is based on the fair value offered to the Lender by an unrelated party in conjunction with the proposed sale of the related Revenue Bonds. Management estimates that the fair value of the working capital loan payable, capital improvement loan payable, and deferred and accrued interest payable to be zero based on the Partnership's expectation that such debts will not be repaid.

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

                        December 31, 1998, 1997 and 1996



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

(9)  Ability to Meet Current Obligations and Management's Plan

     The liquidity of the Partnership has been adversely affected by cash flow deficits from operations. The operating deficits have prevented the Partnership from meeting its current obligations under the forbearance agreement and the standstill letters (Notes 4 and 11).

     Management is currently under contract (Note 10) to sell the Property. The sale is contingent upon the buyer assuming the Partnership's first trust deed note payable and purchasing the Revenue Bonds from the Lender and the Lender forgiving all other outstanding debts due from the Partnership. There is no assurance that the sale will be completed. If the sale isn't completed, the Partnership's ability to continue its operations is dependent upon the restructuring of the long-term debt.

(10) Potential Sale of Property

     On February 5, 1999, the Partnership entered into a purchase and sale agreement with an unrelated party to sell the Property for $1 plus the assumption of the principal balance of the Partnership's first trust deed note payable.

     The sale is contingent on the buyer's ability to simultaneously acquire the Revenue Bonds at a discount for $11,600,000 from the Lender.

(11) Subsequent Event

     On March 15, 1999, the standstill letter discussed in Notes 4 and 9 was extended through the earlier of: (i) June 30, 1999; (ii) the closing of the sale or other disposition of all or substantially all of the Property and the Revenue Bonds; or (iii) the termination of the standstill letter by the Lender upon a default by the Partnership of the terms and conditions of this agreement.

     In connection with this extension, which is effective as of January 1, 1999, the Partnership ceased making payments to the Lender and the Partnership is to use any excess cash flow generated by the Property to pay the Property's operating expenses and the Partnership's expenses including those related to the sale of the Property. In the event that the cash flow generated by the Property for the period of this extension together with any Property-level cash balances are insufficient to cover such expenses, the Lender is to reimburse the Partnership for such difference. In addition, a $232,000 incentive management fee is to be paid to CAMC from the proceeds from the sale of the Revenue Bonds.

     Upon the closing of the sale of the Property and the Revenue Bonds, the Lender is to forgive all of the Partnership's obligations to repay any principal or interest due to the Lender.

                             CONCAM ASSOCIATES, LP,
                        A CALIFORNIA LIMITED PARTNERSHIP

             Schedule III - Real Estate and Accumulated Depreciation

                                December 31, 1998



                                                                       Camelot Lakes
Residential property:                                                    Apartments

Location                                                                  Fresno, Ca
Construction date                                                             1985
Acquisition date                                                            04/01/94
Life on which depreciation in latest income statements is computed               (3)
Encumbrances                                                          $   32,311,850
Initial cost to the Partnership:
  Land                                                                $    2,380,000
  Land improvements                                                          952,000
  Buildings                                                                7,934,395
  Furnishings and equipment                                                  633,605
Costs capitalized subsequent to acquisition:
  Land, land improvements, buildings, furnishings and equipment              579,255
Write-down of land improvements and buildings                             (1,196,951)

Gross amount at which carried at close of period(1):
  Land                                                                $    2,380,000
  Land improvements                                                          917,187
  Buildings                                                                6,980,559
  Furnishings and equipment                                                1,004,558
                                                                       ---------------

                                                                      $   11,282,304
                                                                       ===============

Accumulated depreciation(2)                                           $    1,451,071
                                                                       ===============

(1)    Aggregate cost for federal income tax purposes is $0.
(2)    The amount of accumulated depreciation for federal income tax purposes is $0.
(3)    Land improvements and buildings - 35 years; furnishings and equipment - 10 years.

A reconciliation of the carrying amount of property and equipment and accumulated depreciation for the years ended December 31, 1998, 1997 and 1996 follows:

                                                        1998               1997               1996
                                                   ----------------   ----------------   ----------------
    Property and equipment:
      Beginning of period                         $    11,162,820         12,108,538         12,068,775
      Additions                                           119,484            251,233             39,763
      Write-down of assets                                     --         (1,196,951)                --
                                                   ----------------   ----------------   ----------------

      End of period                               $    11,282,304         11,162,820         12,108,538
                                                   ================   ================   ================

    Accumulated depreciation:
      Beginning of period                         $     1,162,820            857,052            561,090
      Depreciation expense                                288,251            305,768            295,962
                                                   ----------------   ----------------   ----------------

      End of period                               $     1,451,071          1,162,820            857,052
                                                   ================   ================   ================